UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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BioMed Realty Trust, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2011
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 3 APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
PROPOSAL 4 FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
RELATED PARTY TRANSACTIONS
GENERAL

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2011

TO THE STOCKHOLDERS OF BIOMED REALTY TRUST, INC.:

Notice is hereby given that the 2011 annual meeting of stockholders of BioMed Realty Trust, Inc., a Maryland corporation, will be held at 7:30 a.m., local time, on Wednesday, May 25, 2011 at the corporate offices of BioMed, 17190 Bernardo Center Drive, San Diego, California 92128 for the following purposes:

1. To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualify;

2. To consider and vote upon the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011;

3. To consider and vote upon, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission;

4. To consider and vote upon, on an advisory basis, whether the stockholder vote to approve the compensation of the named executive officers as required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended, should occur every one, two or three years; and

5. To transact such other business as may be properly brought before the annual meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Our board of directors has fixed the close of business on March 10, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials and lowers the cost and reduces the environmental impact of our annual meeting. We sent a Notice of Internet Availability of Proxy Materials on or about April 13, 2011, and provided access to our proxy materials over the Internet, beginning on April 13, 2011, for the beneficial owners of our common stock as of the close of business on the record date. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review this proxy statement and our annual report and how to authorize your proxy online or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. We are also sending proxy materials to any stockholder who has elected to receive its proxy materials by mail.

Your proxy is important. Whether or not you plan to attend the annual meeting, please authorize your proxy by Internet or telephone, or, if you received a paper copy of the materials by mail, mark, sign, date and return your proxy card, so that your shares will be represented at the annual meeting. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jonathan P. Klassen
Secretary

San Diego, California
April 13, 2011

BIOMED REALTY TRUST, INC.
17190 Bernardo Center Drive
San Diego, California 92128

PROXY STATEMENT
for
2011 ANNUAL MEETING OF STOCKHOLDERS
May 25, 2011

The board of directors of BioMed Realty Trust, Inc., a Maryland corporation, is soliciting proxies for use at the 2011 annual meeting of stockholders to be held on Wednesday, May 25, 2011 at 7:30 a.m., local time, and at any adjournments or postponements thereof. The annual meeting will be held at the corporate offices of BioMed, 17190 Bernardo Center Drive, San Diego, California 92128. This proxy statement will be first furnished or sent to stockholders on or about April 13, 2011.

Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of the board of directors’ nominees for director, or for a substitute or substitutes in the event a nominee or nominees are unable to serve or decline to do so, FOR the ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2011, FOR the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement, and FOR the approval, on an advisory basis, by stockholder vote of the compensation of the named executive officers every three years. As to any other business which may properly come before the annual meeting and be submitted to a vote of the stockholders, proxies received by the board of directors will be voted in the discretion of the designated proxy holders. A proxy may be revoked by written notice to the Secretary of BioMed at any time prior to the annual meeting, by executing a later dated proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting will not by itself revoke a proxy.

Stockholders can vote in person at the annual meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone — Beneficial stockholders who received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and who live in the United States or Canada may submit proxies by telephone by calling the telephone number indicated in the notice and following the instructions. These stockholders will need to have the control number that appears on their notice available when authorizing their vote. Beneficial stockholders who have received a paper copy of a proxy card or a voting instruction card by mail may submit proxies by telephone by calling the number on the card and following the instructions. These stockholders will need to have the control number that appears on their card available when authorizing their vote.

•	By Internet — Beneficial stockholders who received a Notice of Internet Availability may submit proxies over the Internet by following the instructions on the notice. Beneficial stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

•	By Mail — Stockholders who received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

We will bear the cost of solicitation of proxies. In addition to the use of mails, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our officers, directors and other employees. Although we have not retained a proxy solicitor to assist in the solicitation of proxies, we may do so in the future, and do not believe that the cost of any such proxy solicitor will be material. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 25, 2011

Electronic copies of our proxy statement and annual report are available at www.biomedrealty.com/10ar.

Voting

Holders of record of our common stock, $.01 par value per share, at the close of business on March 10, 2011 will be entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

As of March 10, 2011, 131,238,082 shares of our common stock were outstanding and represent our only voting securities. Each share of our common stock is entitled to one vote. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting on any matter will constitute a quorum at the annual meeting. Directors are elected by a plurality of all of the votes cast. The ratification of the selection of KPMG LLP as our independent registered public accounting firm and the approval, on an advisory basis, of the compensation of the named executive officers as disclosed in this proxy statement require the affirmative vote of a majority of the votes cast on the proposal. The advisory vote regarding the frequency of the stockholder vote on the compensation of the named executive officers as disclosed in this proxy statement shall be determined by the affirmative vote of a majority of the votes cast; provided, however, in the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders.

Votes cast by proxy or in person at the annual meeting will be counted by the person appointed by us to act as inspector of election for the annual meeting. The inspector of election will treat shares represented by proxies that reflect abstentions (or votes withheld) or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes refer to unvoted proxies submitted by brokers who are not able to vote on a proposal absent instructions from the applicable beneficial owner. With regard to the election of directors, ratification of the selection of KPMG LLP as our independent registered public accounting firm, the advisory vote regarding the compensation of the named executive officers as disclosed in this proxy statement, and the advisory vote regarding the frequency of the stockholder vote to approve the compensation of the named executive officers, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors has nominated and recommends for election as directors the seven individuals named herein to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. All of the nominees are presently directors of BioMed, and following the annual meeting there will be no vacancies on the board. Directors are elected by a plurality of all of the votes cast at the annual meeting. Cumulative voting is not permitted. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the board of directors, or the board of directors, on the recommendation of the nominating and corporate governance committee, may reduce the size of the board and number of nominees. The board of directors does not believe at this time that any substitute nominee or nominees will be required. There are no family relationships between any of our directors or executive officers. We believe that all of our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member in the individual biographies below.

Information Regarding Nominees

The table below indicates the name, position with BioMed and age of each nominee for director as of March 10, 2011:

Name	Position	Age

Alan D. Gold	Chairman and Chief Executive Officer	50
Gary A. Kreitzer	Director, Executive Vice President and General Counsel	56
Barbara R. Cambon	Director	57
Edward A. Dennis, Ph.D.	Director	69
Richard I. Gilchrist	Director	65
Theodore D. Roth	Director	59
M. Faye Wilson	Director	73

Information Regarding Directors

Alan D. Gold has served as our Chairman and Chief Executive Officer since our formation in 2004, and served as our President from 2004 until December 2008. Mr. Gold served as Chairman, President and Chief Executive Officer of our privately-held predecessor, Bernardo Property Advisors, Inc., from August 1998 until August 2004. Mr. Gold was a co-founder and served as President and a director of Alexandria Real Estate Equities, Inc., a publicly traded real estate investment trust, or REIT, specializing in acquiring and managing laboratory properties for lease to the life science industry, from its predecessor’s inception in 1994 until he resigned as President in August 1998 and as a director at the end of 1998. Mr. Gold served as managing partner of Gold Stone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, from 1989 to 1994. He also served as Assistant Vice President of Commercial Real Estate for Northland Financial Company, a full service commercial property mortgage banker, from 1989 to 1990 and as Real Estate Investment Officer — Commercial Real Estate for John Burnham Company, a regional full service real estate company, from 1985 to 1989. Mr. Gold received his Bachelor of Science Degree in Business Administration and his Master of Business Administration from San Diego State University. Mr. Gold possesses the demonstrated leadership skills, extensive experience in effectively managing life science real estate companies and deep understanding of the life science real estate industry that strengthen the board’s collective qualifications, skills and experience.

Gary A. Kreitzer has served as our Executive Vice President and General Counsel and as a director since our formation in 2004. Mr. Kreitzer also served in the same role with Bernardo Property Advisors from December 1998 until August 2004. Mr. Kreitzer was a co-founder and served as Senior Vice President and In-House Counsel of Alexandria Real Estate Equities, Inc. from its predecessor’s inception in 1994 until December 1998. From 1990 to 1994, Mr. Kreitzer was In-House Counsel and Vice President for Seawest Energy Corporation, an alternative energy facilities development company. Mr. Kreitzer also served with The Christiana Companies, Inc., a publicly traded investment and real estate development company, in a number of roles from 1982 to 1989, including as In-House Counsel, Secretary and Vice President. Mr. Kreitzer received his Juris Doctor Degree, with honors, from the University of San Francisco and a Bachelor of Arts Degree in Economics from the University of California, San Diego. Mr. Kreitzer is a member of the California State Bar and the American Bar Association. Mr. Kreitzer possesses the demonstrated ability to effectively develop and execute strategies for life science real estate companies and deep understanding of the life science real estate industry that strengthen the board’s collective qualifications, skills and experience.

Barbara R. Cambon has been a director since 2004. Ms. Cambon has been a real estate advisor and independent consultant since October 2002. From November 1999 to October 2002, Ms. Cambon served as a Principal of Colony Capital, LLC, a private real estate investment firm, where she also served as Chief Operating Officer from April 2000 until October 2002. From 1985 to October 1999, she served as President and was a founder of Institutional Property Consultants, Inc., a real estate consulting company. Ms. Cambon currently serves on the boards of directors of KBS Real Estate Investment Trust, Inc., KBS Real Estate Investment Trust II, Inc. and KBS Real Estate Investment Trust III, Inc. She received her Bachelor of Science Degree in Education from the University of Delaware and her Master of Business Administration with an emphasis in real estate and finance from Southern

Methodist University. As a result of these and other professional experiences, Ms. Cambon possesses particular knowledge and experience in institutional real estate investing and key aspects of real estate operations, strategic planning, finance and REIT management that strengthen the board’s collective qualifications, skills and experience.

Edward A. Dennis, Ph.D. has been a director since 2004. Dr. Dennis is Distinguished Professor and former Chair of the Department of Chemistry and Biochemistry and Professor in the Department of Pharmacology in the School of Medicine at the University of California, San Diego, where he has served as a faculty member since 1970. Dr. Dennis also co-founded and serves on the boards of directors for several privately held life science companies and professional organizations serving the life science industry, and has consulted extensively in the life science industry. He received his Bachelor of Arts degree from Yale University and his Master of Arts and Doctorate of Philosophy in Chemistry from Harvard University, and served as a Research Fellow at Harvard Medical School. As a result of these and other professional experiences, Dr. Dennis possesses particular knowledge and experience in key aspects of scientific organizations and research and development in the life science industry that strengthen the board’s collective qualifications, skills and experience.

Richard I. Gilchrist has been a director since 2007. Mr. Gilchrist has served as President of the Investment Properties Group of The Irvine Company, a privately held real estate investment company, since 2006. He also serves as an executive officer and member of the boards of directors of various affiliates of The Irvine Company. He served as President and Co-Chief Executive Officer and on the board of directors of Maguire Properties, Inc., a publicly held REIT, from 2002 to 2006. From 1997 to 2001, Mr. Gilchrist served as Chief Executive Officer, President and member of the board of directors of Commonwealth Atlantic Properties, a privately held REIT. Mr. Gilchrist currently serves on the board of directors of Nationwide Health Properties, Inc., a publicly traded REIT (he is the chairman of the investment and risk assessment committee and a member of the compensation committee), and is the Chairman of the Whittier College Board of Trustees, where he received a Bachelor of Arts Degree, and a member of the Advisory Board of the University of California, Los Angeles Law School, where he earned his Juris Doctor Degree. As a result of these and other professional experiences, Mr. Gilchrist possesses particular knowledge and experience in key aspects of the REIT industry, public company management, strategic planning, real estate operations and finance that strengthen the board’s collective qualifications, skills and experience.

Theodore D. Roth has been a director since 2004. Mr. Roth has served as President of Roth Capital Partners, LLC, an investment banking firm, since July 2010, having served as Managing Director from February 2003 to June 2010. For more than 15 years prior to that time, Mr. Roth was employed by Alliance Pharmaceutical Corp., most recently serving as President and Chief Operating Officer. Mr. Roth previously served on the boards of directors of Alliance Pharmaceutical Corp. from 1998 to 2009 and Orange 21 Inc. from 2005 to 2009. He received his Juris Doctor Degree from Washburn University and a Master of Laws in Corporate and Commercial Law from the University of Missouri in Kansas City. As a result of these and other professional experiences, Mr. Roth possesses particular knowledge and experience in key aspects of executive management, strategic planning and financing of growth companies in the life science industry that strengthen the board’s collective qualifications, skills and experience.

M. Faye Wilson has been a director since 2005. Ms. Wilson is Chair of Wilson Boyles and Company LLC, a business management and strategic planning consulting firm, and has been a principal since 2003. She served on the board of directors of Farmers Insurance Group of Companies from 1993 through 2001 and the board of directors of The Home Depot, Inc. from 1992 through 2001. Ms. Wilson was also a senior officer of Home Depot from 1998 through 2002. From 1992 until 1998, Ms. Wilson served in several senior management roles at Bank of America Corporation, including senior assignments in corporate finance in the United States and Europe, Chairman of Security Pacific Financial Services and Executive Vice President and Chief Credit Officer for Bank of America’s National Consumer Banking Group. She earned her Masters Degrees in International Relations and Business Administration from the University of Southern California and an Undergraduate Degree from Duke University. She became a certified public accountant in 1961. As a result of these and other professional experiences, Ms. Wilson possesses particular knowledge and experience in key aspects of executive management, strategic planning, corporate governance, enterprise risk management, finance and accounting that strengthen the board’s collective qualifications, skills and experience.

Information Regarding the Board

Board Independence

Our board of directors has determined that each of our current directors, except for Messrs. Gold and Kreitzer, has no material relationship with BioMed (either directly or as a partner, stockholder or officer of an organization that has a relationship with BioMed) and is “independent” within the meaning of our director independence standards, which reflect the New York Stock Exchange director independence standards, as currently in effect. Furthermore, our board of directors has determined that each of the members of each of the audit committee, the compensation committee and the nominating and corporate governance committee has no material relationship with BioMed (either directly or as a partner, stockholder or officer of an organization that has a relationship with BioMed) and is “independent” within the meaning of our director independence standards.

Board Meetings

Our board of directors held nine meetings during fiscal 2010. No director attended fewer than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he or she served during the period for which he or she was a director.

To ensure free and open discussion among the independent directors of the board, regularly scheduled executive sessions are held, at which only independent directors are present. The independent directors have nominated the chair of the nominating and corporate governance committee, currently Mr. Roth, to serve as presiding director at each executive session.

Committees of the Board

Our board of directors has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee.

Audit Committee.  The audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The audit committee helps ensure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. The audit committee appoints, assists and meets with the independent registered public accounting firm, oversees each annual audit and quarterly review, establishes and maintains our internal audit controls and prepares the report that federal securities laws require be included in our annual proxy statement. Ms. Wilson is the chair and Ms. Cambon and Mr. Gilchrist serve as members of the audit committee. Our board of directors has determined that each of Ms. Wilson, Ms. Cambon and Mr. Gilchrist is an “audit committee financial expert” as defined by the Securities and Exchange Commission. In addition, our board of directors has determined that Ms. Cambon’s simultaneous service on our audit committee and the audit committees of three other public companies would not impair her ability to effectively serve on our audit committee. The audit committee held five meetings in 2010.

Compensation Committee.  The compensation committee reviews and approves our compensation philosophy and the compensation and benefits of our executive officers and Section 16 officers; reviews and approves all executive officers’ employment agreements and severance arrangements; administers and makes recommendations to our board of directors regarding our compensation and stock incentive plans; reviews and approves policies concerning perquisite benefits, policies regarding compensation paid to our executive officers in excess of limits deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and policies with respect to change of control and “parachute” payments; and reviews the compensation discussion and analysis included in our proxy statement and produces an annual report on executive compensation for inclusion in our proxy statement. Dr. Dennis is the chair and Ms. Cambon and Mr. Gilchrist serve as members of the compensation committee. The compensation committee held 13 meetings in 2010.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee develops and recommends to our board of directors a set of corporate governance principles, adopts a code of ethics, adopts policies with respect to conflicts of interest, monitors our compliance with corporate governance requirements of state and federal law and the rules and regulations of the New York Stock Exchange, establishes criteria for prospective members of our board of directors, conducts candidate searches and interviews, oversees and evaluates our board of directors and management, evaluates from time to time the appropriate size and composition of our board of directors, recommends, as appropriate, increases, decreases and changes in the composition of our board of directors and recommends to our board of directors the slate of directors to be elected at each annual meeting of our stockholders. Mr. Roth is the chair and Dr. Dennis and Ms. Wilson serve as members of the nominating and corporate governance committee. The nominating and corporate governance committee held two meetings in 2010.

Our board of directors has adopted charters for each of the audit committee, compensation committee and nominating and corporate governance committee. Each of the charters is available on our website at www.biomedrealty.com. The information contained on our website is not incorporated by reference into and does not form a part of this proxy statement.

Our board of directors may from time to time establish certain other committees to facilitate the management of BioMed.

Board Leadership Structure

Mr. Gold has served as our Chairman and Chief Executive Officer since our formation in 2004. Our board of directors is comprised of Mr. Gold, Mr. Kreitzer, our Executive Vice President and General Counsel, and five independent directors. Our board has three standing independent committees with separate chairs — the audit, compensation, and nominating and corporate governance committees.

Our board of directors possesses considerable business experience and understanding of our company, including the opportunities and risks that we face. Our board of directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development and execution. Our independent directors bring experience, oversight and expertise from outside the company and across various disciplines, including real estate, finance, life science, public company management and academics, while our Chief Executive Officer brings extensive company-specific and life science real estate experience and expertise. Our board of directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and our board, which are essential to effective governance and success in achieving business goals.

One of the key responsibilities of our board of directors is to oversee development of strategic direction and hold management accountable for the execution of strategy once it is developed. Our board of directors believes the combined role of Chairman and Chief Executive Officer, in combination with our five independent directors comprising a large majority of the board, is in the best interest of our company because it provides the appropriate balance between strategy development and independent oversight of management.

Board’s Role in Risk Oversight

Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term corporate performance and enhance stockholder value. As such, our board, as a whole and at the committee level, focuses on the company’s general risk management strategy, the most significant risks facing the company, and the implementation of risk mitigation strategies by management.

As a part of this process, our board regularly receives reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, strategic and reputational risks, as well as general updates on the company’s financial position, budgets, financing activities, results of operations, tenants, leasing and development activities and other department-specific activities.

In addition, the board’s committees are responsible for reviewing risk management strategies in certain areas. The compensation committee is responsible for reviewing the management of risks relating to the company’s compensation plans and arrangements. The audit committee reviews management of financial risks, including risks associated with financial accounting and audits and internal control over financial reporting. The nominating and corporate governance committee reviews risks associated with the independence of our board of directors, adherence to corporate governance standards, and management development and leadership succession policies and programs. While each committee is responsible for evaluating certain risks, our entire board of directors is regularly informed through committee reports about such risks, including when a matter rises to the level of a material or enterprise level risk. This enables our board and its committees to coordinate the risk oversight role, particularly with respect to the interrelationship of risks.

Our management is responsible for day-to-day risk management. Our accounting, legal and internal audit functions serve as the primary monitoring divisions for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels, and working with the board or its committees as necessary to design and implement risk management strategies.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing BioMed and that our board leadership structure supports this approach.

Compensation Committee Interlocks and Insider Participation

There were no insider participations or compensation committee interlocks among the members of the committee during fiscal year 2010. At all times during fiscal year 2010, the compensation committee was comprised solely of independent, non-employee directors.

Director Qualifications

The nominating and corporate governance committee has not set minimum qualifications for board nominees. However, pursuant to its charter, in identifying candidates to recommend for election to the board, the nominating and corporate governance committee considers the following criteria: (1) personal and professional integrity, ethics and values, (2) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, (3) experience in our industry and with relevant social policy concerns, (4) diversity of experience, profession and background, both on an individual level and in relation to the board as a whole, (5) experience as a board member of another publicly held company, (6) academic expertise in an area of our operations and (7) practical and mature business judgment, including ability to make independent analytical inquiries. Our board of directors evaluates each individual in the context of our board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the board. Nominees are not evaluated on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis prohibited by law. Our directors, qualification criteria and the effectiveness of our nomination policies are reviewed annually by the nominating and corporate governance committee.

Identifying and Evaluating Nominees for Directors

The nominating and corporate governance committee identifies nominees by first evaluating the current members of our board willing to continue in service. Current members with qualifications and skills that are consistent with the nominating and corporate governance committee’s criteria for board service are re-nominated. As to new candidates, the nominating and corporate governance committee will generally poll board members and members of management for their recommendations. The nominating and corporate governance committee may also hire a search firm if deemed appropriate to identify and perform background due diligence on potential candidates. An initial slate of candidates will be presented to the chair of the nominating and corporate governance committee, who will then make an initial determination as to the qualification and fit of each candidate. Candidates will be interviewed by the Chief Executive Officer and independent board members. The nominating and corporate governance committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our board of directors. Recommendations received from stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the nominating and corporate governance committee.

The foregoing notwithstanding, if we are legally required by contract or otherwise to permit a third party to designate one or more of the directors to be elected or appointed (for example, pursuant to articles supplementary designating the rights of a class of preferred stock to elect one or more directors upon a dividend default), then the nomination or appointment of such directors shall be governed by such requirements.

Each of the nominees for election as director at the annual meeting is recommended by the nominating and corporate governance committee to stand for reelection.

Stockholder Recommendations for Director Nominees

The nominating and corporate governance committee’s policy is to consider candidates recommended by stockholders. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors and how the candidate satisfies the board’s criteria. The stockholder must also provide such other information about the candidate as would be required by the Securities and Exchange Commission rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of BioMed stockholdings. All communications are to be directed to the chair of the nominating and corporate governance committee, c/o BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary. For any annual meeting, recommendations received after 120 days prior to the anniversary of the date of the proxy statement for the prior year’s annual meeting will likely not be considered timely for consideration by the nominating and corporate governance committee for that annual meeting.

Compensation of Directors

In 2010, each of our directors who was not an employee of our company or our subsidiaries received an annual fee of $35,000 for service as a director. The chair of the audit committee received an additional $15,000 annual fee and each non-employee director who chaired any other committee of the board of directors received an additional $10,000 annual fee for each committee chaired. In addition, each non-employee director received a fee of $1,500 for each board of directors meeting attended in person or by telephone, a fee of $1,500 for each audit committee meeting attended in person or by telephone, and a fee of $1,000 for each other committee meeting attended in person or by telephone. Non-employee directors received fees for attending committee meetings whether or not a meeting of the board of directors was held on the same day. Non-employee directors were also reimbursed for reasonable expenses incurred to attend board of directors and committee meetings. Directors who were employees of BioMed or its subsidiaries did not receive compensation for their service as directors.

Our non-employee directors also receive automatic grants of restricted stock under our 2004 Incentive Award Plan on the date of each annual meeting of stockholders equal in value to $60,000, based on the closing price of our common stock on the date of such grant. On the date of the 2010 annual meeting of stockholders, each non-employee director was granted 3,771 shares of restricted stock. The restricted stock granted to non-employee directors vests one year from the date of grant.

The table below summarizes the compensation paid by the company to non-employee directors for the fiscal year ended December 31, 2010.

	Fees Earned or		All Other
Name(1)	Paid in Cash	Stock Awards(2)	Compensation(3)	Total

Barbara R. Cambon	$67,500	$59,997	$1,767	$129,264
Edward A. Dennis, Ph.D.	73,500	59,997	1,767	135,264
Richard I. Gilchrist	66,000	59,997	1,767	127,764
Theodore D. Roth	63,500	59,997	1,767	125,264
M. Faye Wilson	72,500	59,997	1,767	134,264

(1)	Alan D. Gold, our Chairman and Chief Executive Officer, and Gary A. Kreitzer, our Executive Vice President and General Counsel, are not included in this table because they are employees and thus receive no compensation for their services as directors. The compensation received by Messrs. Gold and Kreitzer as employees is shown in the Summary Compensation Table below.

(2)	Represents the grant date fair value of restricted stock awarded in 2010 based on the closing price of our common stock on the date of such grants, as determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation, or ASC Topic 718. During 2010, each of our independent directors was granted 3,771 shares of restricted stock. The shares vest one year from the date of grant, and represent the only unvested shares of restricted stock held by our non-employee directors at December 31, 2010.

(3)	All other compensation represents dividends paid on unvested restricted stock, and excludes dividends paid on vested restricted stock. Dividends are paid on the entirety of the restricted stock grants, including the unvested portion, from the date of the grant.

Stock Ownership Guidelines for Non-Employee Directors

In August 2010, our board of directors adopted stock ownership guidelines for the company’s non-employee directors. Under the guidelines, each non-employee director is expected to, within five years of the later of August 25, 2010 or the date on which such person is appointed to the board, own shares of the company’s common stock or securities convertible or exchangeable into shares of the company’s common stock with a market value of no less than five times his or her current annual cash retainer for serving as a member of the board of directors, exclusive of chairperson, committee or meeting fees. Each non-employee director was in compliance with the stock ownership guidelines for the year ended December 31, 2010. Stock ownership guidelines for our executive officers, including Messrs. Gold and Kreitzer, are described below under “Executive Compensation and Other Information — Compensation Discussion and Analysis — Stock Ownership Guidelines for Executive Officers.”

Policy Governing Stockholder Communications with the Board of Directors

Our board of directors welcomes communications from our stockholders. Any stockholder or other interested party who wishes to communicate with the board or one or more members of the board should do so in writing in care of the General Counsel of BioMed, at our principal office, 17190 Bernardo Center Drive, San Diego, California 92128. The General Counsel is directed to forward each appropriate communication to the director or directors for whom it is intended.

Policy Governing Director Attendance at Annual Meetings of Stockholders

We encourage, but do not require, our board members to attend the annual meeting of stockholders. Except for Mr. Gilchrist, all of our directors attended our 2010 annual meeting of stockholders, which was held on May 26, 2010.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to our officers, employees, agents and directors. In addition, our board of directors has adopted Corporate Governance Guidelines to assist the board in the exercise of its responsibilities and to serve the interests of BioMed and its stockholders. The Code of Business Conduct and Ethics and Corporate Governance Guidelines are posted on our website at www.biomedrealty.com.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR each of the nominees set forth above.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011, and our board of directors has directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the annual meeting. KPMG LLP has audited our financial statements since our inception in 2004. Representatives of KPMG LLP are expected to be present at the annual meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board of directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm and may decide to retain the firm, even in the absence of stockholder ratification. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the company.

The affirmative vote of a majority of the votes cast at the annual meeting is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR the ratification of the selection of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2011.

PROPOSAL 3

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, BioMed’s stockholders are entitled to vote at the annual meeting to provide advisory approval of the compensation of the company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on BioMed or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. Set forth below is a summary of some of the key points of our 2010 executive compensation program. We urge you to consider the complete discussion of our executive compensation program as discussed in the “Compensation Discussion and Analysis” section of this proxy statement.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, BioMed’s executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. The compensation committee continually reviews the compensation program for our named executive officers to ensure it achieves the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We believe our executive compensation program fulfills these goals and is reasonable, competitive and strongly aligned with our performance and the performance of our executives.

Our executive compensation program is primarily comprised of three elements: base salary, annual bonuses and long-term incentives. The compensation committee initially targets an allocation of 60% of the executive officer’s total compensation to long-term equity awards. Long-term equity awards generally take the form of restricted stock awards or long term incentive plan (LTIP) unit awards, both of which vest over a multi-year vesting period. In addition, during 2010, BioMed implemented stock ownership guidelines for each of its executives to further align executive compensation with stockholder interests.

To attract and retain highly talented executive management, the compensation committee has historically sought to target total compensation for our named executive officers at a level that is generally within the 50th to 75th percentile range of the total compensation paid to executives holding comparable positions within our peer group of companies. The compensation committee may adjust our executives’ compensation by awarding total compensation above or below that range based on the executives’ exceeding expectations or failure to meet expectations. This is generally done by adjusting the annual performance bonus payouts or the annual long-term equity award grants. In this way, the executive compensation awarded by the compensation committee is dependent in large part on the compensation committee’s assessment of corporate performance and the executives’ individual and business unit performance, but permits discretion by the compensation committee to ensure that numerical targets are not overly emphasized, to the detriment of sound long-term decisions that drive long-term stockholder value creation.

Since our company’s inception, BioMed’s senior management team has focused on the disciplined execution of our proven business strategy of investing in the highest quality assets in the sought after core U.S. life science markets, effectively managing those assets, driving leasing activity with premier life science tenants and maintaining a prudent capitalization structure. Our company’s fiscal 2010 accomplishments, guided by our named executive officers, illustrated this focus, which included, among other things, the following:

•	Leasing Activity: We leased approximately 1.5 million square feet in the five quarters ended December 31, 2010, 46% above our publicly disclosed five quarter leasing goal.

•	Portfolio Management: We achieved growth in annual cash basis same property net operating income of 2.2% year-over-year, and 13.1% year-over-year in the fourth quarter of 2010.

•	Investment Activity: We acquired 16 new properties for an aggregate of $675 million, representing approximately 1.7 million square feet, with additional development potential of approximately 1.0 million square feet.

•	Organizational Achievements: We further strengthened the depth of our seasoned management team with significant additions and promotions throughout the year.

•	Financial Results: We achieved funds from operations, or FFO, per diluted share of $1.16 for 2010, and raised our quarterly common stock dividend by 21% year-over-year to $0.17 per share in the fourth quarter of 2010.

•	Liquidity and Financial Position: We executed on over $950 million in capital raising transactions during 2010, further strengthening our financial position.

•	Strategic Initiatives: We earned investment grade corporate credit ratings in April 2010.

•	Total Stockholder Return: We achieved a total one-year stockholder return in 2010 of 22.5%, outperforming our peer group by a significant margin.

In addition, our compensation committee determined that each of our named executive officers performed well individually and effectively managed their respective business units to contribute significantly to our overall corporate achievements.

We believe that the 2010 compensation of our named executive officers was appropriate and aligned with our 2010 performance and the performance during 2010 of our named executive officers on an individual and business unit basis.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that BioMed’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in BioMed’s Proxy Statement for the 2011 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

Approval of the advisory vote regarding the compensation of the named executive officers described in this proposal 3 requires the affirmative vote of a majority of the votes cast on the proposal.

Recommendation of the Board of Directors

Our board of directors recommends that stockholders vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 4

FREQUENCY OF STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, BioMed’s stockholders are entitled to vote at the annual meeting regarding whether the stockholder vote to approve the compensation of the named executive officers (as described in proposal 3 of this proxy statement) should occur every one, two or three years. Under the rules issued by the Securities and Exchange Commission, stockholders shall also have the option to abstain from voting on the matter. Pursuant to the Dodd-Frank Act, the stockholder vote on the frequency of the stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on BioMed or our board of directors.

Although the vote is non-binding, our compensation committee and board of directors value the opinions of our stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on executive compensation.

Our board of directors has determined that an advisory stockholder vote on executive compensation every three years is the best approach for BioMed and its stockholders for a number of reasons, including the following:

•	Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance. As described in the Compensation Discussion and Analysis section below, one of the core principles of our executive compensation program is to ensure management’s interests are strongly aligned with our stockholders’ interests to support long-term value creation. Accordingly, we grant awards with multi-year service periods to encourage our named executive officers to focus on long-term performance, and recommend a triennial vote which would allow our executive compensation program to be evaluated over a similar time-frame and in relation to our long-term performance.

•	A triennial vote will provide us with the time to thoughtfully evaluate and respond to stockholders’ sentiments and implement any necessary changes. We carefully review changes to our executive compensation program to maintain the consistency and credibility of the program and to ensure its continued motivation and retention of our employees. We therefore believe that a triennial vote is an appropriate frequency to provide our management team and compensation committee sufficient time to thoughtfully consider stockholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to effectively and thoughtfully implement any decisions related to such changes.

•	We will continue to engage with our stockholders regarding our executive compensation program during the period between stockholder votes. Engagement with our stockholders is a key component of our corporate governance. We seek and are open to input from our stockholders regarding board and governance matters, as well as our executive compensation program. We believe our stockholders’ ability to contact us at any time to express specific views on executive compensation holds us accountable to stockholders and reduces the need for and value of more frequent advisory votes on executive compensation.

The option of one year, two years or three years that receives a majority of the votes cast shall be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders.

Recommendation of the Board of Directors

Our board of directors recommends a vote FOR EVERY THREE YEARS regarding the frequency of the stockholder vote to approve the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission. Please note: Stockholders are not voting to approve or disapprove our board’s recommendation regarding this proposal 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of March 10, 2011, except as otherwise set forth in the footnotes to the table, the beneficial ownership of shares of our common stock and shares of common stock into which units of limited partnership in our operating partnership, BioMed Realty, L.P., a Maryland limited partnership of which we are the sole general partner, are exchangeable for (1) each person who is the beneficial owner of 5% or more of our outstanding common stock, (2) each executive officer named in the Summary Compensation Table below (the “named executive officers”), (3) each director and nominee for director and (4) executive officers and directors as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the footnotes to the table. The extent to which a person holds operating partnership units as opposed to shares of common stock is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is c/o BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128. We are not aware of any arrangements, including any pledge of our common stock, that could result in a change in control of the company.

	Number of Shares of	Percentage of	Percentage of Shares
	Common Stock and	Shares of Common	of Common Stock and
	Units Beneficially	Stock Beneficially	Units Beneficially
Name and Address	Owned(1)	Owned(2)	Owned(2)(3)

Alan D. Gold(4)	1,757,478	*	1.3%
R. Kent Griffin, Jr.(5)	362,820	*	*
Gary A. Kreitzer(6)	965,507	*	*
Matthew G. McDevitt(7)	254,170	*	*
Greg N. Lubushkin(8)	82,564	*	*
Barbara R. Cambon(9)	17,771	*	*
Edward A. Dennis, Ph.D.(9)	20,271	*	*
Richard I. Gilchrist(9)	9,771	*	*
Theodore D. Roth(9)(10)	17,771	*	*
M. Faye Wilson(9)	17,771	*	*
BlackRock, Inc.(11)	13,380,429	10.2%	10.2
Columbia Wanger Asset Management, LLC(12)	7,690,200	5.9	5.9
LaSalle Investment Management (Securities), L.P.(13)	7,386,935	5.6	5.6
The Vanguard Group, Inc.(14)	13,283,497	10.1	10.1
All executive officers and directors as a group (10 persons)	3,505,894	*	2.6

*	Less than 1%.

(1)	Amounts assume that all units are exchanged for shares of our common stock.

(2)	Based on a total of 131,238,082 shares of our common stock outstanding as of March 10, 2011.

(3)	Based on a total of 2,593,538 limited partnership units and 395,531 LTIP units outstanding as of March 10, 2011, which may be exchanged for cash or shares of our common stock under certain circumstances. The total number of shares of common stock and units outstanding used in calculating these percentages assumes that none of the units held by other persons are exchanged for shares of our common stock.

(4)	Includes 1,041,742 limited partnership units, 104,000 LTIP units, 56,960 shares of common stock and 375,738 shares of restricted stock held by Mr. Gold directly. 1,041,742 limited partnership units held by Mr. Gold directly are pledged as security for a loan. Also includes Mr. Gold’s interest in 179,038 limited partnership units held by entities in which Messrs. Gold and Kreitzer share voting and investment power.

(5)	Includes 206,831 shares of restricted stock and 43,209 LTIP units held by Mr. Griffin directly.

(6)	Includes 642,528 limited partnership units, 80,879 LTIP units and 3,232 shares of restricted stock held by Mr. Kreitzer directly, of which 424,069 limited partnership units are pledged as security for a non-purpose loan. Also includes 80,000 limited partnership units held by Ventanas Del Mar, L.P., over which Mr. Kreitzer has sole voting and investment power, and includes Mr. Kreitzer’s interest in 109,715 limited partnership units held by entities in which Messrs. Gold and Kreitzer share voting and investment power.

(7)	Includes 82,692 LTIP units and 151,048 shares of restricted stock held by Mr. McDevitt directly.

(8)	Includes 7,920 LTIP units and 57,653 shares of restricted stock held by Mr. Lubushkin directly. 10,145 shares of common stock are pledged as security for a margin account.

(9)	Includes 3,771 shares of restricted stock.

(10)	Includes 8,500 shares of common stock held in a margin account.

(11)	Includes shares beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock Advisors LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Ireland Limited, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Limited, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock International Ltd. and BlackRock Japan Co. Ltd. BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022. The foregoing information is based on BlackRock, Inc.’s Schedule 13G/A filed with the Securities and Exchange Commission on January 10, 2011.

(12)	Columbia Wanger Asset Management, LLC’s address is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. The foregoing information is based on Columbia Wanger Asset Management, LLC’s Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011.

(13)	Includes shares beneficially owned by LaSalle Investment Management (Securities), L.P. and LaSalle Investment Management, Inc. as a group. LaSalle Investment Management (Securities), L.P.’s address is 100 East Pratt Street, Baltimore, Maryland 21202, and LaSalle Investment Management, Inc.’s address is 200 East Randolph Drive, Chicago, Illinois 60601. The foregoing information is based on LaSalle Investment Management (Securities), L.P.’s Schedule 13G filed with the Securities and Exchange Commission on February 11, 2011.

(14)	Includes 205,072 shares beneficially owned by Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. Also includes 6,798,787 shares beneficially owned by Vanguard Specialized Funds — Vanguard REIT Index Fund. Vanguard Specialized Funds — Vanguard REIT Index Fund has sole voting power over these shares. The Vanguard Group, Inc.’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The foregoing information is based on The Vanguard Group, Inc.’s Schedule 13G/A and Vanguard Specialized Funds — Vanguard REIT Index Fund’s Schedule 13G, each filed with the Securities and Exchange Commission on February 10, 2011.

EXECUTIVE OFFICERS

Our executive officers and their ages as of March 10, 2011 are as follows:

Name	Position	Age

Alan D. Gold	Chairman and Chief Executive Officer	50
R. Kent Griffin, Jr.	President and Chief Operating Officer	41
Gary A. Kreitzer	Executive Vice President and General Counsel	56
Matthew G. McDevitt	Executive Vice President, Real Estate	45
Greg N. Lubushkin	Chief Financial Officer	58

Biographical information with respect to Messrs. Gold and Kreitzer is set forth above under “Election of Directors — Information Regarding Directors.”

R. Kent Griffin, Jr. has served as our President and Chief Operating Officer since December 2008, also having served as our Chief Financial Officer from March 2006 to May 2010. Mr. Griffin previously was part of the real estate investment banking group at Raymond James & Associates, Inc. where he was a Senior Vice President responsible for advising real estate clients on public and private equity and debt issuance, mergers and acquisitions, and other services. Prior to joining Raymond James in 2003, Mr. Griffin worked in the global real estate investment banking group of JP Morgan in both New York and San Francisco. Prior to that, Mr. Griffin was part of the real estate service group for Arthur Andersen LLP, where he was responsible for a range of audit and advisory services as a certified public accountant. Mr. Griffin received a Master of Business Administration from the University of North Carolina and a Bachelor of Science Degree in Business and Accountancy from Wake Forest University. Mr. Griffin is a member of the National Association of Real Estate Investment Trusts.

Matthew G. McDevitt has served as our Executive Vice President, Real Estate since February 2010, having served as our Executive Vice President, Acquisitions and Leasing from February 2008 to February 2010 and our Regional Executive Vice President from February 2006 to February 2008, and having joined us in 2004 as our Vice President, Acquisitions. Mr. McDevitt previously served as President of McDevitt Real Estate Services, Inc. (“MRES”), which Mr. McDevitt formed in October 1997 as a full service real estate provider focusing on the life science industry. Before founding MRES, Mr. McDevitt spent ten years as a commercial real estate broker in the Washington, D.C. metropolitan area. Mr. McDevitt received his Bachelor of Arts Degree in Business from Gettysburg College.

Greg N. Lubushkin has served as our Chief Financial Officer since May 2010, having served as our Vice President, Chief Accounting Officer from April 2007 to May 2010. From November 2004 to March 2007, Mr. Lubushkin served as Chief Accounting Officer of ECC Capital Corporation, a publicly traded mortgage REIT that invests in residential mortgage loans. From 1988 to 2004, Mr. Lubushkin was an audit partner, and from 1977 to 1988 a staff member, of PricewaterhouseCoopers LLP, a public accounting firm. Mr. Lubushkin received a Bachelor of Science Degree in Business Administration (Accounting and Finance emphasis) from the University of California at Berkeley. Mr. Lubushkin is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

This section provides an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our Named Executive Officers, and the material factors that we considered in making those decisions. Our Named Executive Officers include:

•	Alan D. Gold, our Chairman and Chief Executive Officer,

•	Kent Griffin, our President and Chief Operating Officer,

•	Gary A. Kreitzer, our Executive Vice President and General Counsel,

•	Matthew G. McDevitt, our Executive Vice President, Real Estate, and

•	Greg N. Lubushkin, our Chief Financial Officer.

On February 12, 2010, Mr. McDevitt was promoted to Executive Vice President, Real Estate, having previously served as Executive Vice President, Acquisitions and Leasing. On May 26, 2010, Mr. Lubushkin was promoted to Chief Financial Officer, having previously served as our Vice President, Chief Accounting Officer. In connection with Mr. Lubushkin’s promotion, Mr. Griffin relinquished the title of Chief Financial Officer and retained the title of President and Chief Operating Officer.

Executive Compensation Program Overview

Our executive compensation program is administered under the direction of the compensation committee of the board of directors. The responsibilities of the compensation committee are more fully described under “Election of Directors — Information Regarding the Board — Committees of the Board — Compensation Committee.”

Objectives of Our Executive Compensation Program.  Our executive compensation program is designed to meet the following objectives:

•	to attract, retain and motivate executives with superior ability, experience and leadership capability by providing compensation that is competitive relative to the compensation paid to similarly situated executives of our peer companies,

•	to reward individual achievement appropriately and promote individual accountability to deliver on our business objectives, and

•	to enhance BioMed’s long-term financial performance and position, and thus stockholder value, by significantly aligning the financial interests of our executives with those of our stockholders.

To accomplish these objectives, our executive compensation program primarily includes:

•	annual base salaries, intended to provide a stable annual income at a level that is consistent with the individual executive officer’s role and contribution to the company,

•	bonuses, intended to link each executive officer’s compensation to our corporate performance and the officer’s individual and business unit performance for a particular year, and

•	long-term incentives through equity-based compensation, including restricted stock and LTIP unit grants, intended to further promote retention through time-based vesting, to significantly align the financial interests of our executives with those of our stockholders and to encourage actions that maximize long-term stockholder value.

Each of our executive officers is also entitled to certain benefits upon a change of control of the company or upon his or her termination from the company without “cause” or for “good reason.” We provide these benefits to our executive officers in order to give them the personal security and stability necessary for them to focus on the performance of their duties and responsibilities to us, and in order to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. These items are described below under “Severance Arrangements” and “— Potential Payments Upon Termination or Change in Control.”

Stock Ownership Guidelines for Executive Officers

In August 2010, to further link the long-term economic interests of our executive officers directly to that of our stockholders and maximize long-term stockholder value, our board of directors adopted guidelines for the executive officers. The guidelines provide that the company’s executive officers are expected to, within five years of the later of August 25, 2010 or the date on which such person is appointed to his or her position, own shares of the company’s common stock or securities convertible or exchangeable into shares of the company’s common stock with a market value of no less than six times current annual base salary with respect to the Chief Executive Officer and no less than three times current annual base salary with respect to the other executive officers. Each executive officer was in compliance with the stock ownership guidelines for the year ended December 31, 2010. Stock ownership guidelines for our non-employee directors are described above under “Election of Directors— Information Regarding Directors — Stock Ownership Guidelines for Non-Employee Directors.”

Determination of Compensation Awards

The compensation committee annually reviews and determines the total compensation to be paid to our executive officers.

Role of Management.  Mr. Gold, our Chief Executive Officer, makes recommendations and presents analyses to the compensation committee based on its requests. He also discusses with the committee:

•	the company’s and its peers’ performance,

•	the financial and other impacts of proposed compensation changes on our business,

•	peer group data, and

•	the performance of the other executives, including information on how he evaluates the other executives’ individual and business unit performances in the context of the goals established at the beginning of the year.

Mr. Gold attends compensation committee meetings, but he does not attend the portion of compensation committee meetings intended to be held without members of management present, or any deliberations relating to his own compensation. Mr. Griffin, our President and Chief Operating Officer, when directed accordingly, also provides information on the company’s and its peers’ performance and evaluates the financial implications of compensation committee actions under consideration and provides related information.

Competitive Market Data and Compensation Consultant.  The compensation committee has retained FPL Associates to provide executive compensation advisory services. Neither the compensation committee nor the company has any other professional relationship with FPL Associates, except that Ferguson Partners Ltd., an affiliate of FPL Associates, was also retained in connection with our identification and review of potential board candidates in 2007. In connection with the compensation committee’s year-end 2010 compensation review and determinations, FPL Associates provided data regarding market practices and trends and provided advice regarding executive annual base salaries, bonuses and long-term incentive compensation, consistent with our compensation philosophies and objectives.

In determining compensation for our executive officers, the compensation committee utilizes data and surveys provided by FPL Associates of the companies in our peer group and examines each peer company’s performance and the compensation elements and levels provided to their executive officers. The compensation committee then carefully evaluates our corporate performance and each executive officer’s individual and business unit performance and contributions, as described below, and determines whether the compensation elements and levels that we provide to our executive officers are appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies. In its review of the peer group information, the committee compares the executive compensation programs as a whole and also compares the pay of individual executives if the positions were sufficiently similar to make the comparisons meaningful.

The compensation committee, with input from the compensation consultant and management, annually reviews the composition of the peer group and the criteria and data used in compiling the peer group list, and makes appropriate modifications to account for certain factors such as peer company size, market capitalization, asset focus, performance and geography (based on location of the peer company’s headquarters). The compensation committee does not consider the methodology that each peer company employs in making compensation decisions as a factor in selecting the companies for inclusion in the peer group.

For 2010, the compensation committee utilized the following peer group of real estate companies, consisting of 20 public REITs. Given the limited number of direct peers focused on the life science real estate product type, our compensation committee utilized a peer group comprised of companies from a broader range of asset classes, having individual total capitalizations in the range of $1.4 billion to $18.1 billion, with a median total capitalization of $3.2 billion, as of June 30, 2010, compared to BioMed’s total capitalization of $3.4 billion. The 2010 peer group included the following companies:

• Alexandria Real Estate Equities, Inc.	• HCP, Inc.
• American Campus Communities, Inc.	• Health Care REIT, Inc.
• Boston Properties, Inc.	• Healthcare Realty Trust Incorporated
• Brandywine Realty Trust	• Kilroy Realty Corporation
• Corporate Office Properties Trust	• National Retail Properties, Inc.
• DCT Industrial Trust Inc.	• Parkway Properties, Inc.
• Digital Realty Trust, Inc.	• PS Business Parks, Inc.
• Douglas Emmett, Inc.	• U-Store-It Trust
• Entertainment Properties Trust	• Ventas, Inc.
• Equity One, Inc.	• Washington Real Estate Investment Trust

Although the compensation committee obtains and reviews compensation data from the company’s peers, it does not believe that it is appropriate to establish compensation levels based solely on benchmarking. Instead, the compensation committee relies upon its judgment in making compensation decisions, after reviewing the company’s performance and each executive’s individual performance during the year and, for executive officers other than Mr. Gold, business unit performance during the year, each as more specifically described below. The compensation committee also considers the extensive experience and focused expertise of each of the executive officers in the life science real estate product type, which the compensation committee views as unique in the industry and key elements for the long-term success of the company.

To attract and retain highly talented executive management, the compensation committee has historically sought to target total compensation for our executive officers at a level that is generally within the 50th to 75th percentile range of the total compensation paid to executives holding comparable positions within the peer group. The compensation committee also initially targets an allocation of 60% of the executive officer’s total compensation to long-term incentives, with the remaining 40% to base salary and annual cash bonus. The compensation committee may adjust this allocation to reflect the evolving compensation mix of our peer group companies, total compensation targets and the guidelines and requirements established in the executives’ employment agreements for base salaries and bonus ranges, to facilitate the achievement of BioMed’s objectives or to remain competitive in the market for executive talent.

Performance Measures.  As discussed above, the compensation committee evaluates the executive officers based on company, individual and, in certain cases, business unit performance. Specifically, the compensation committee annually evaluates performance in the following areas:

•	corporate operating performance,

•	corporate financial performance,

•	our total stockholder return,

•	our strategic initiatives, and

•	individual performance (and business unit performance, except for Mr. Gold).

The compensation committee determined that our overall corporate performance in the four areas enumerated above would be considered by the compensation committee in connection with the 2010 compensation decisions, and that the translation of that performance into compensation decisions would not be formulaic, but would be made by the compensation committee in its discretion, considering our corporate performance in these areas relative to our publicly-disclosed objectives and the earnings guidance and goals approved by the Board.

•	Corporate Operating Performance. In its evaluation of corporate operating performance, the compensation committee focused on, among other things, our performance during the year in the areas of leasing, acquisition, and portfolio management and organizational goals.

•	Leasing. In October 2009, we publicly provided a five quarter leasing goal through the fourth quarter of 2010 of 1.0 million square feet of leasing, split evenly between new leases and lease renewals and extensions. During this period, we leased approximately 1.5 million square feet, 46% above our publicly disclosed target, and achieved net absorption in our portfolio of approximately 140,000 square feet, all in the context of continued challenging economic conditions. The company also saw continued progress in leasing activity at its Pacific Research Center property, partially as a result of its repositioning efforts, announcing approximately 108,000 square feet of new leasing in the fourth quarter 2010.

•	Acquisitions. As we are more focused on the quality of our investments than the volume of investment activity, we did not set forth an explicit goal for acquisition volume for 2010. In 2010, based on the quality of opportunities identified by us, we acquired 16 new properties in San Diego, San Francisco, Maryland and North Carolina for a total of $675 million, including our estimated costs to fund the completion of the build-to-suit development for Isis Pharmaceuticals, Inc. at our Gazelle Court property in San Diego. These new properties comprised approximately 1.7 million rentable square feet, with additional development potential of approximately 1.0 million rentable square feet. As a result, at year end we had grown our rentable square footage by over 15% and our current annualized base rents by over 22% as compared to the year end 2009. Current annualized base rent (CABR) is the monthly contractual rent as of the current quarter ended, or if rent has not yet commenced, the first monthly rent payment due at each rent commencement date, multiplied by twelve months. In aggregate, our investments in 2010 were 94.6% leased at acquisition on a weighted-average basis to tenants which included, among others, Amylin Pharmaceuticals, Inc., Bristol-Myers Squibb Company, Elan Corporation, plc, Genentech (a subsidiary of the Roche Group), The J. Craig Venter Institute and the University of California, San Diego.

•	Portfolio Management. We generally seek to operate our properties within budget and to achieve two to three percent year-over-year growth in cash basis same property net operating income, or NOI. We compute NOI by adding or subtracting certain items from net income, including minority interest in the operating partnership, gains or losses from investment in unconsolidated partnerships, interest expense, interest income, depreciation and amortization, and general and administrative expenses. We use NOI as a performance measure because it reflects only those income and expense items that are incurred at the property level. We grew annual cash basis same property NOI by 2.2% year-over-year, in line with our annual targeted growth, and by 13.1% year-over-year in the fourth quarter of 2010, driven by property level performance in line with our expectations and higher leasing activity than was originally projected.

•	Organizational Goals. We continually focus on the development of the depth and breadth of our management talent, and in 2010 we further strengthened our senior management with key additions and the assumption of new roles of existing employees within our organization. We also effectively added highly skilled professionals at all levels throughout the organization in conjunction with our property-level growth, increasing our employee headcount year-over-year by 21 to 154 professionals at December 31, 2010. At the same time, we efficiently managed our budget for general and administrative expense, which we believe, after considering the effect of the growth of our team in 2010, remains in-line or below the majority of our peer group as a percentage of total revenues.

2010 included the successful transition of responsibilities and growth of certain members of management into more senior roles, including the following:

•	February 2010 — we promoted Mr. McDevitt to the position of Executive Vice President, Real Estate,

•	May 2010 — we promoted Mr. Lubushkin to the position of Chief Financial Officer,

•	September 2010 — we promoted John Bonanno to the position of Senior Vice President, Leasing & Development,

•	December 2010 — we promoted Jonathan Klassen to the position of Vice President, Assistant General Counsel and Secretary, and

•	December 2010 — we promoted Stephen Willey to the position of Vice President, Chief Accounting Officer.

We also announced key additions to our management team in 2010, including the following:

•	September 2010 — we hired Bruce Steel to the position of Managing Director, BioMed Ventures, and

•	October 2010 — we hired Anne Hoffman to the position of Senior Vice President, Leasing & Development.

•	Corporate Financial Performance. In its evaluation of corporate financial performance, the compensation committee focused on, among other things, the company’s financial results and liquidity and financial position. Importantly, the compensation committee also considered the company’s receipt of investment grade corporate credit ratings, a key strategic initiative of the company in 2010.

•	Credit Rating. Our management team has consistently focused on the prudent management of our capital structure, and as a result, we were able to apply for and receive investment grade corporate credit ratings in April 2010. By this achievement, we became the first investment grade rated REIT exclusively focused on the life science industry, which we believe provides an additional independent validation of the solid financial foundation we have built and expanded access to efficiently-priced capital to fund future growth initiatives.

•	Financial Results. We generally seek to meet or exceed our annual guidance for per share funds from operations, or FFO, which is provided in the third quarter earnings press release of the preceding year, as adjusted for any stock splits, stock offerings or similar transactions. Our methodology for calculating FFO is described in detail in our Annual Report on Form 10-K for the year ended December 31, 2010 in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds from Operations.”

We achieved an FFO per diluted share of $1.16 for 2010. As adjusted for the company’s exchangeable senior notes issuance in January 2010, unsecured notes issuance in April 2010 and costs associated with property acquisitions throughout the year, we achieved an estimated FFO per diluted share of $1.33 for 2010, which was three cents above the mid-point of the guidance range of $1.30 disclosed in our third quarter 2009 earnings press release.

Given our financial performance during 2010, we raised our quarterly common stock dividend by 21% from $0.14 per share in the fourth quarter of 2009 to $0.17 per share in the fourth quarter of 2010. The payout ratio based on the fourth quarter common stock dividend equated to 56.7% of FFO.

•	Liquidity and Financial Position. Our management has consistently focused on proactively managing our balance sheet and liquidity profile to position ourselves well for the long-term and to take advantage of opportunities as they arise. 2010 was a very significant year for the company in capital financing and positioning. During the year, we executed on over $950 million of capital raising activities, including:

•	a private placement of $180.0 million of 3.75% exchangeable senior notes due 2030 completed in January 2010,

•	a private placement of $250.0 million of 6.125% unsecured senior notes due 2020 completed in April 2010,

•	two follow-on public offerings of common stock, raising approximately $508.2 million in net proceeds, completed in April and September 2010, and

•	approximately $15.4 million in net proceeds from the sale of 951,000 shares of common stock under the company’s continuous equity offering program established in September 2009.

As a result of our commitment to prudent capital management, we continued to strengthen our balance sheet and financial position throughout the year, as evidenced by the significant improvements in the financial metrics below:

Metric	At December 31, 2010		At December 31, 2009

Fixed Charge Coverage Ratio	2.7	x	2.2	x
Debt/Adjusted EBITDA	5.5	x	6.4	x
Debt/Total Assets	37.7%		41.3%
Secured Debt/Total Assets	16.6%		28.0%
Unencumbered CABR/Total CABR	68.7%		62.3%

•	Total Stockholder Return. In its evaluation of total stockholder return, the compensation committee focused on, among other things, one- and three-year absolute and relative total returns. We use total stockholder return as criteria for evaluation because we believe it further aligns the interests of the executive to stockholder interests. In evaluating the achievement of total stockholder return goals, the compensation committee may exercise its discretion whether or not to make certain adjustments based on general equity market conditions.

•	One-Year Absolute and Relative Total Return. We target a 10% absolute total stockholder return for the year, which is calculated based on a combination of total dividend return and the change in common share price during the year, as adjusted for any stock splits, stock offerings or similar transactions. We also target outperformance of our total stockholder return relative to our peer set and the MSCI US REIT Index, or RMS. The cumulative one-year total stockholder returns for BioMed, our peer group and the RMS were

22.5%, 17.0% and 28.5%, respectively. We exceeded our absolute total stockholder return target and outperformed our peer group for the year, but underperformed the RMS.

•	Three-Year Absolute and Relative Total Return. We target a 10% absolute annual total stockholder return for the prior three-year period and target outperformance of our total stockholder return relative to our peer set and the RMS for that period. The cumulative three-year annual total stockholder returns for BioMed, our peer group and the RMS were (3.0)%, 9.0% and 2.5%, respectively. We underperformed relative to our absolute average total stockholder return target, our peer group and the RMS for the three-year period ended December 31, 2010.

•	Strategic Initiatives. We identified certain strategic initiatives for 2010, including the continued enhancement of our asset management and operations infrastructure, lease-up of the Pacific Research Center (the results of which are discussed above) and the further enhancement of our carefully structured capital plan through the achievement of credit rated status (the results of which are also discussed above).

•	Asset Management. We continued to develop and add to the ranks of our senior asset management personnel, including the promotion of Karen Sztraicher to Senior Vice President, Asset Management in December 2009 and the hiring of other key members of management in the operations function, guiding us to the achievement of property level goals across the organization during 2010.

•	Individual and Business Unit Performance.

•	Individual Performance. In the beginning of each year, our Chief Executive Officer, with input from the individual executives, sets certain goals and expectations for each executive officer, tailored to the executive’s specific role within and expected contribution to the company as well as developmental requirements. These goals and expectations are generally subjective in nature and relate primarily to:

•	driving execution of BioMed’s business plan and the success of the company as a whole (without singularly focusing on achieving only the specific objectives within that officer’s area of responsibility),

•	demonstrated individual leadership skills,

•	continuous self-development,

•	teamwork,

•	fostering effective communication and coordination across company departments,

•	developing and motivating employees to achieve high performance,

•	cultivating employees’ engagement and alignment with our company’s core values, and

•	adaptability and flexibility to changing circumstances.

While the compensation committee focuses on evaluating individual performance in the context of an overall effective manager, performance relative to the individual goals listed above generally requires a subjective evaluation, and the compensation committee may emphasize certain goals over others in its discretionary decision-making that do not lend themselves to a formulaic approach. In addition, these goals are established by management and not by the compensation committee. While the compensation committee reviews each executive’s individual goals and his performance relative thereto at the conclusion of each year, such goals are informational only for the compensation committee and the compensation committee may disregard them or consider other factors in making individual performance determinations for our executives.

•	Business Unit Performance. In the beginning of each year, our Chief Executive Officer, as a result of an extensive process involving analyses and discussions with management, sets certain goals and expectations for individual business units, which include, for example:

•	operating business units within the established budgets,

•	controlling general and administrative costs,

•	executing on acquisition and development programs according to plans,

•	achieving financing milestones and the optimal mix of borrowing designed to protect our long-term financial stability,

•	strengthening operational, budgeting and management processes, and

•	developing and managing the successful execution of appropriate leasing strategies.

Although more objectively quantifiable than individual performance evaluations, business unit performance goals are still both quantitative and qualitative in nature, and the compensation committee exercises discretion in making business unit performance determinations by emphasizing certain goals over others and taking into account general business environment considerations with respect to each goal, including changes in the business environment that have occurred between the period when the goals were originally set and when the evaluation is conducted. In addition, these goals are established by management and not by the compensation committee. While the compensation committee reviews each executive’s business unit goals and the business unit’s performance relative thereto at the conclusion of each year, such goals are informational only for the compensation committee and the compensation committee may disregard them or consider other factors in making business unit performance determinations for our executives

•	Individual Executive Analysis. The following is a brief analysis of the compensation committee’s deliberations regarding individual and business unit performance on an executive by executive basis:

•	Mr. Gold. Mr. Gold, as our Chief Executive Officer, is responsible for the overall management and stewardship of the company, including focusing on broader, longer-term corporate strategies. In its evaluation of Mr. Gold’s individual performance, the compensation committee noted the following accomplishments:

•	successfully guiding the company through a continued challenging economic environment to achieve strong overall operating results in 2010,

•	providing key leadership in the continual development of our strategy to ensure that stockholder value is maximized over the long-term, particularly with respect to:

•	raising capital and further broadening our strong long-term financial foundation,

•	further refining our selective property acquisition strategy focused on high quality properties that are well-positioned within our core markets, have high quality life science tenants in place and offer attractive yields,

•	developing an aggressive leasing strategy to maximize the value of our properties,

•	driving the cost effective construction of our development and redevelopment properties,

•	providing cost effective operational services to our tenants to meet their changing needs, and

•	further expanding the depth of our management team and other professionals through highly selective hiring,

•	providing highly valuable guidance to the other executives and employees and effectively fostering an environment of dedicated professionalism and hard work, and

•	maintaining the right “tone at the top” and creating a culture of strong corporate governance, transparency and ethics.

•	Mr. Griffin. Mr. Griffin, as our President and Chief Operating Officer, is responsible for the day-to-day execution of our corporate strategy. In its evaluation of Mr. Griffin’s individual performance and business unit performance, the compensation committee noted the following accomplishments:

•	working with the Chief Executive Officer, Chief Financial Officer and our board of directors to effectively manage capital requirements and position ourselves well for future growth,

•	productive engagement with the board of directors across a wide spectrum of company matters,

•	continuing to provide the company greater exposure in the investor and analyst communities,

•	effective management of the company’s day-to-day operations, including:

•	overseeing the execution of the company’s leasing program,

•	overseeing the identification and execution of property acquisitions,

•	overseeing the company’s development program,

•	the management of property operations,

•	the effective control of general and administrative expenses, and

•	the identification and hiring of management and other professionals with the depth of experience and expertise to effectively support the company’s growth, and

•	fostering increased coordination and communication across our functional departments.

•	Mr. McDevitt. Mr. McDevitt, as our Executive Vice President, Real Estate, is tasked with refining our leasing and acquisitions strategies with a focus on maximizing the value of our assets, as well as implementing and managing the execution of leasing and acquisition strategies on a company-wide basis. In its evaluation of Mr. McDevitt’s individual performance, the compensation committee noted the following accomplishments:

•	managing the regional leasing teams in the execution of over 1.5 million square feet of new leases, lease extensions and renewals in the five quarters ended December 31, 2010, significantly exceeding expectations in the context of continued challenging market conditions,

•	identifying and managing the regional teams in the execution during 2010 of nearly 1.7 million square feet of new acquisitions, with an additional development potential of approximately 1.0 million square feet, totaling $675 million,

•	providing key mentorship, guidance and support of leasing and acquisitions team members as they assume greater responsibilities and leadership for executing the company’s strategy, and

•	continuing to establish strong relationships with major life science companies with significant space requirements, including through lease renewals and expansions with existing tenants, the execution of leases with new tenants and the development of ties with prospective tenants.

•	Mr. Lubushkin. Mr. Lubushkin, as our Chief Financial Officer, is responsible for the development, in consultation with our board of directors and other members of senior management, and oversight of the execution of the company’s capital strategy and the evaluation of the financial impact on the company of complex, dynamic transactions and circumstances. Mr. Lubushkin was promoted to Chief Financial Officer in May 2010, having previously served as our Vice President, Chief Accounting Officer since April 2007. In its evaluation of Mr. Lubushkin’s individual performance, the compensation committee noted the following accomplishments:

•	working with the Chief Executive Officer, President and Chief Operating Officer and our board of directors to effectively manage capital requirements and position ourselves well for future growth,

including managing the execution of capital raising activities during the year as discussed in “Corporate Financial Performance — Liquidity and Financial Position” above and the achievement of investment grade corporate credit ratings as discussed in “Strategic Initiatives — Credit Ratings” above,

•	expanding his role as a company representative to the investor and analyst communities,

•	successfully monitoring the future financial impact of numerous acquisitions and financing activities taking place during the year, effectively leveraging his extensive accounting experience,

•	his increased engagement with our board of directors on strategic financial matters, and

•	his increased role in the evaluation of acquisition opportunities.

•	Mr. Kreitzer. Mr. Kreitzer, our Executive Vice President and General Counsel, served in such capacity at 50% of a full-time work schedule in 2010. Mr. Kreitzer also continues to serve as a member of the board of directors of the company, and provides his guidance and leadership with respect to the company’s long-term strategy.

2010 Compensation Determinations.  Following the completion of 2010, the compensation committee evaluated the company’s performance and the executive officers’ individual and business unit performance, as detailed above, specifically noting the company’s leasing, acquisitions and capital positioning accomplishments and total stockholder return performance for the year. Considering these factors, the compensation committee determined to grant annual bonus and long-term incentive awards as reflected in the Summary Compensation Table and “— Elements of the Executive Compensation Program” below. The annual bonus and long-term incentive awards, when combined with our executives’ base salaries, resulted in total compensation for 2010 for Messrs. Gold, Griffin and McDevitt that equated to approximately the 75th percentile of total compensation paid in 2009 to executives holding comparable positions within the peer group. Specifically, our executive officers’ total compensation for 2010 in relation to the total compensation paid in 2009 to executives holding comparable positions within the peer group was as follows: Mr. Gold, 72nd percentile; Mr. Griffin, 77th percentile; Mr. McDevitt, 75th percentile; and Mr. Lubushkin, 34th percentile. The 2009 compensation data for the peer group was the most recent compensation data available for our peer group at the time the compensation committee determined final compensation for 2010. The compensation committee was advised by FPL Associates that, based on its industry knowledge, including certain expected decisions within the peer group, it anticipated that compensation would increase among the peer group from 2009 to 2010, and therefore, the percentiles listed above would likely be somewhat overstated pending the final determinations of the peer group companies. Mr. Lubushkin’s total compensation percentile ranking versus the peer group ranked lower than the other executives’ total compensation percentile ranking given Mr. Lubushkin’s shorter tenure as an executive officer, having been promoted to the position of Chief Financial Officer in May 2010. Mr. Kreitzer served as Executive Vice President and General Counsel at 50% of a full-time work schedule in 2010, and as such his compensation is not determined by reference to the peer group information. Each element of our executive compensation program for 2010, and the manner in which the compensation committee established such compensation, is described in more detail below.

Elements of the Executive Compensation Program

Base Salary

The initial base salary for each executive officer, except for Mr. Lubushkin, is provided in the employment agreement between BioMed and such officer, as described below under “Severance Arrangements” and “Potential Payments Upon Termination or Change in Control” below, subject to annual increases based on increases in the consumer price index and further increases in the discretion of the board of directors or compensation committee. In determining base salary increases, the compensation committee considered each executive officer’s individual performance and business unit performance, as well as the company’s overall performance, market conditions and competitive salary information.

In connection with the annual compensation review in January 2010, the compensation committee approved increases to the annual base salaries of our executive officers, effective January 1, 2010. Mr. Gold’s annual base salary increased to $685,000, Mr. Griffin’s annual base salary increased to $438,000, and Mr. McDevitt’s annual base salary increased to $360,000. The compensation committee determined that these increases in salary were appropriate, in light of the strong individual performances and depth of expertise in the life science real estate product type of Messrs. Gold, Griffin and McDevitt, business unit performance with respect to Messrs. Griffin and McDevitt, and corporate performance, as described below. Mr. Kreitzer’s annual base salary remained at $100,000 for 2010.

On February 12, 2010, in connection with Mr. McDevitt’s promotion to Executive Vice President, Real Estate, the compensation committee approved an additional increase of Mr. McDevitt’s annual base salary to $390,000, retroactive to January 1, 2010.

On May 26, 2010, in connection with Mr. Lubushkin’s promotion to Chief Financial Officer, the board approved an increase of Mr. Lubushkin’s annual base salary to $300,000, effective June 1, 2010.

In connection with the annual compensation review in January 2011, the compensation committee approved increases to the annual base salaries of our executive officers, effective January 1, 2011. Mr. Gold’s annual base salary increased to $697,500, Mr. Griffin’s annual base salary increased to $446,000, Mr. McDevitt’s annual base salary increased to $397,250, Mr. Lubushkin’s annual base salary increased to $305,000, and Mr. Kreitzer’s annual base salary increased to $110,000.

Annual Bonuses

Our annual executive bonus program is intended to reward our executive officers for corporate, individual and business unit achievement for the year, including financial and operating performance goals. Each Named Executive Officer’s annual bonus (other than Messrs. Kreitzer and Lubushkin) is also based in part on their employment agreements, which provide for annual bonus ranges as a percentage of base salary of 50% to 200% for Mr. Gold and 50% to 150% for each of Messrs. Griffin and McDevitt. Mr. Lubushkin does not have an employment agreement with us.

In determining the executive officers’ respective annual bonuses, the compensation committee considers the corporate performance of the company and the respective individual performances of each of the executive officers and the respective business unit performances for each of Messrs. Griffin, McDevitt and Lubushkin. For 2010, this analysis is described above and the bonus determinations are made within the sole discretion of the compensation committee and are not determined by reference to any formula or specific pre-established performance goals or objectives.

As a result of the strong individual performances and depth of expertise in the life science real estate product type of Messrs. Gold, Griffin, McDevitt and Lubushkin, the achievements of the business units that Messrs. Griffin, McDevitt and Lubushkin oversee, and the company’s strong operating, financial and total stockholder return performance in 2010, as discussed in detail above, the compensation committee awarded our named executive officers the bonuses for the 2010 fiscal year as reflected in the Summary Compensation Table.

Long-Term Incentives

Long-term incentive awards are designed to increase senior management’s stock ownership in BioMed, to directly align employee compensation with the interests of our stockholders and to encourage actions that maximize long-term stockholder value. Our long-term incentive awards generally vest over three to five years, thereby providing an incentive for the grantee to remain with BioMed, and dividends are paid on the entirety of the grant from the date of the grant. Our long-term incentive awards are generally awarded in the form of restricted stock, although we have previously granted units in our operating partnership to our employees.

In determining the executive officers’ respective long-term incentive awards, the compensation committee considers the corporate performance of the company, the respective individual performances of each of the executive officers and the respective business unit performances for each of Messrs. Griffin, McDevitt and Lubushkin. In addition, the compensation committee may adjust the amounts of long-term incentive awards to avoid significant year-over-year fluctuations, to achieve targeted total compensation in light of salary levels and cash bonus awards, and to take into consideration peer company practices and the awards’ goals of long term performance and retention of highly talented executives.

For the 2010 fiscal year, in January 2011, Mr. Gold was granted 150,808 shares of restricted stock, Mr. Griffin was granted 74,276 shares of restricted stock, Mr. McDevitt was granted 57,280 shares of restricted stock, Mr. Lubushkin was granted 30,048 shares of restricted stock and Mr. Kreitzer was granted 3,232 shares of restricted stock. In total, the Named Executive Officers received $5.9 million in restricted stock for 2010. These awards were based upon the compensation committee’s consideration of the foregoing factors, as well as the committee’s assessment of the economic environment, the company’s share price, the number and dollar value of prior equity awards granted to the executives, and the total compensation to the executives in absolute terms and with reference to the total compensation paid to similarly situated executives at the company’s peers. The awards vest at a rate of 25% per year for Messrs. Gold, Griffin, McDevitt and Lubushkin and vest approximately one year after the date of grant for Mr. Kreitzer. The equity incentive awards granted to our Named Executive Officers in 2010 are reflected in the Grants of Plan-Based Awards table.

Equity Grant Practices

Annual equity awards are typically granted to our executive officers at the compensation committee’s regularly scheduled meeting in the first quarter of each year. Such equity awards are effective upon grant. Board and committee meetings are generally scheduled at least a year in advance. Scheduling decisions are made without regard to anticipated earnings or other major announcements by the company. We have not awarded any stock options.

Other Benefits

We provide benefits such as a 401(k) plan, medical, dental and life insurance and disability coverage for all of our employees, including our executive officers. We also provide personal paid time off and other paid holidays to all employees, including the executive officers, which are similar to those provided at comparable companies. In addition, under the terms of the executive officers’ employment agreements described below, we provide reimbursement for the premiums for long-term disability and life insurance policies and car allowances. We also provide long-term disability and life insurance policies for our executive officers who do not have employment agreements with us, including Mr. Lubushkin. We believe that our employee benefit plans are an appropriate element of compensation, are competitive within our peer group companies and are necessary to attract and retain employees.

Employment Agreements

In order to specify our expectations with regard to our executive officers’ duties and responsibilities and to provide greater certainty with regard to the amounts payable to our executive officers in connection with certain terminations or change in control events, our board of directors has approved and we have entered into employment agreements with each of our executive officers, other than Mr. Lubushkin, which are described in more detail under “Severance Arrangements” and “Potential Payments Upon Termination or Change in Control” below.

Tax Deductibility of Executive Compensation

The compensation committee considers the anticipated tax treatment to the company and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of the executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the committee’s control also can affect deductibility of compensation. The committee’s general policy is to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals. Accordingly, the compensation committee has not adopted a policy that all compensation must be deductible.

Compensation Committee Report

The compensation committee of the company’s board of directors has submitted the following report for inclusion in this proxy statement:

The compensation committee of the board of directors of BioMed Realty Trust, Inc. has reviewed and discussed the Compensation Discussion and Analysis contained in the proxy statement for the 2011 annual meeting of stockholders with management. Based on the committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2011 annual meeting of stockholders and in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement for the 2011 annual meeting of stockholders into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Edward A. Dennis, Ph.D., Chair
Barbara R. Cambon
Richard I. Gilchrist

Date of report: February 18, 2011

Compensation Risk Analysis

In early 2011, the compensation committee, with input from management, assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by the company. After that assessment, the compensation committee determined that none of our compensation policies or programs encourage any employee to take on excessive risks that are reasonably likely to have a material adverse effect on the company. The compensation committee’s assessment noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:

•	The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives. The fixed portion of compensation (base salary) is designed to provide reliable base income regardless of the company’s stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions are designed to motivate our executives to produce superior long- and short-term corporate performance.

•	Corporate performance objectives, which are factors considered in determining compensation, are designed to be consistent with the company’s overall business plan and strategy, as guided by our board of directors.

•	The determination of executive incentive awards is based on a review of a variety of indicators of performance, including both financial and non-financial goals over both the long- and short-term, reducing the risk associated with any single indicator of performance.

•	We grant equity incentive awards that vest over multi-year periods, designed to ensure that executives and key employees have significant portions of their compensation tied to long-term stock price performance and have their economic interests aligned with those our stockholders.

•	Our compensation committee has the right to exercise discretion over executive compensation decisions.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal years ended December 31, 2010, 2009 and 2008.

				Stock		All Other
Name and Principal Position	Year	Salary	Bonus	Awards		Compensation(1)	Total

Alan D. Gold	2010	$685,000	$1,183,000	$2,909,851	(2)	$254,963	$5,032,814
Chairman and Chief Executive Officer	2009	472,500	1,417,500	1,912,750	(3)	269,064	4,071,814
	2008	472,500	567,000	1,052,400	(4)	185,863	2,277,763
R. Kent Griffin, Jr.	2010	438,000	482,000	1,702,654	(2)	160,308	2,782,962
President and Chief Operating Officer	2009	313,500	783,750	983,700	(3)	184,949	2,265,899
	2008	313,500	351,120	795,664	(4)	158,291	1,618,575
Gary A. Kreitzer	2010	100,000	—	47,958	(2)	32,302	180,260
Executive Vice President and	2009	100,000	—	32,790	(3)	53,778	186,568
General Counsel	2008	157,500	—	221,028	(4)	88,491	467,019
Matthew G. McDevitt	2010	390,000	480,750	1,316,221	(2)	134,928	2,321,899
Executive Vice President,	2009	313,500	470,250	655,800	(3)	158,283	1,597,833
Real Estate	2008	313,500	250,800	707,262	(4)	164,831	1,436,393
Greg N. Lubushkin(5)	2010	268,750	176,750	319,823	(2)	36,843	802,166
Chief Financial Officer

(1)	All other compensation for 2010 represents health, life and disability insurance premiums, 401(k) matching contributions, automobile allowances and dividends and distributions on unvested restricted stock and LTIP units (and excludes dividends and distributions on vested restricted stock and LTIP units), as follows:

				Dividends
				Paid on
		401(K)		Unvested
	Insurance	Matching	Automobile	Stock and	Total Other
Name	Premiums	Contributions(a)	Allowances	LTIP Units	Compensation

Alan D. Gold	$38,416	$7,350	$12,000	$197,197	$254,963
R. Kent Griffin, Jr.	25,111	7,350	9,000	118,847	160,308
Gary A. Kreitzer	10,820	3,000	4,500	13,982	32,302
Matthew G. McDevitt	25,106	7,350	9,000	93,472	134,928
Greg N. Lubushkin	2,399	7,350	—	27,094	36,843

(a)	We established and maintain a retirement savings plan under Section 401(k) of the Code to cover our eligible employees, including our executive officers, which became effective as of January 1, 2005. The plan allows eligible employees to defer, within prescribed limits, up to 100% of their compensation on a pre-tax basis through contributions to the plan. We currently match each eligible participant’s contributions, within prescribed limits, with an amount equal to 50% of such participant’s initial 6% tax-deferred contributions. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants.

(2)	Represents the grant date fair value of restricted stock awarded in 2010 based on the closing price of our common stock on the date of such grants, as determined in accordance with ASC Topic 718. In January 2010, Messrs. Gold, Griffin, Kreitzer, McDevitt and Lubushkin were awarded 183,240, 107,220, 3,020, 51,400 and 20,140 shares of restricted stock, respectively. In February 2010, in connection with his promotion to Executive Vice President, Real Estate, Mr. McDevitt was awarded an additional 33,624 shares of restricted stock. The restricted stock vests 25% annually on each of January 1, 2011, 2012, 2013 and 2014 with respect to awards granted to Messrs. Gold, Griffin, McDevitt and Lubushkin, and approximately one year from the date of grant with respect to the award granted to Mr. Kreitzer. Dividends are paid on the entirety of the grant from the date of the grant.

(3)	Represents the grant date fair value of restricted stock awarded in 2009 based on the closing price of our common stock on the date of such grants, as determined in accordance with ASC Topic 718. Messrs. Gold,

Griffin, Kreitzer and McDevitt were awarded 175,000, 90,000, 3,000 and 60,000 shares of restricted stock, respectively. The restricted stock vests 25% annually on each of January 1, 2010, 2011, 2012 and 2013 with respect to awards granted to Messrs. Gold, Griffin and McDevitt, and approximately one year from the date of grant with respect to the award granted to Mr. Kreitzer. Dividends are paid on the entirety of the grant from the date of the grant.

(4)	Represents the grant date fair value of restricted stock and LTIP units awarded in 2008 based on the closing price of our common stock on the date of such grants, as determined in accordance with ASC Topic 718. Messrs. Gold, Griffin, Kreitzer and McDevitt were awarded 47,214, 35,696, 9,916 and 31,730 LTIP units and/or shares of restricted stock, respectively. The restricted stock vests 20% annually on each of January 1, 2009, 2010, 2011, 2012 and 2013. Dividends are paid on the entirety of the grant from the date of the grant.

(5)	Mr. Lubushkin was promoted to Chief Financial Officer on May 26, 2010, having previously served as our Vice President, Chief Accounting Officer.

Grants of Plan-Based Awards

The table below provides information about restricted stock awards granted to our named executive officers during the fiscal year ended December 31, 2010.

			Grant Date Fair
		All Other Stock Awards: Number	Value of Stock
	Grant Date	of Shares of Stock or Units(1)	Awards(2)

Alan D. Gold	1/4/10	183,240	$2,909,851
R. Kent Griffin, Jr.	1/4/10	107,220	1,702,654
Gary A. Kreitzer	1/4/10	3,020	47,958
Matthew G. McDevitt	1/4/10	51,400	816,232
	2/12/10	33,624	499,989
Greg N. Lubushkin	1/4/10	20,140	319,823

(1)	The restricted stock vests 25% annually on each of January 1, 2011, 2012, 2013 and 2014 with respect to awards granted to Messrs. Gold, Griffin, McDevitt and Lubushkin, and approximately one year from the date of grant with respect to the award granted to Mr. Kreitzer. Dividends are paid on the entirety of the grant from the date of the grant.

(2)	This column has been calculated by multiplying the closing market price of our common stock on the grant date for the restricted stock awards by the number of shares awarded, in accordance with ASC Topic 718. The closing market prices on January 4, 2010 and February 12, 2010 were $15.88 and $14.87, respectively.

Severance Arrangements

Employment Agreements.  Except as provided below, all of the employment agreements with our executive officers contain substantially similar terms. We believe that the employment agreements offer competitive terms and are appropriate to attract and retain individuals at the executive officer level. Mr. Lubushkin does not have an employment agreement with us.

We entered into employment agreements, effective as of August 6, 2004, with Messrs. Gold, Kreitzer and McDevitt and an employment agreement, effective as of March 27, 2006, with Mr. Griffin. On December 14, 2007, we entered into amended and restated employment agreements with Messrs. Gold, Griffin, Kreitzer and McDevitt, all of which were further amended on December 15, 2008. The primary purpose of the amendments to the amended and restated employment agreements was to reflect certain title changes and to ensure that certain payments to be made pursuant to the employment agreements will be exempt from or comply with the requirements of Section 409A of the Code. In addition, the amendment to Mr. Kreitzer’s amended and restated employment agreement provided that Mr. Kreitzer would receive an annual base salary of $100,000 commencing on January 1, 2009.

The employment agreements provide for Mr. Gold to serve as our Chairman and Chief Executive Officer, Mr. Griffin to serve as our President and Chief Operating Officer, Mr. Kreitzer to serve as our Executive Vice President and General Counsel, and Mr. McDevitt to serve as our Executive Vice President. These employment agreements require Messrs. Gold, Griffin, Kreitzer and McDevitt, as applicable, to devote such attention and time to our affairs as is necessary for the performance of their duties (provided that, in the case of Mr. Kreitzer, he is not required to devote more than 50% of a full-time work schedule), but also permit them to devote time to their outside business interests consistent with past practice. Under the employment agreements with Messrs. Gold and Kreitzer, we will use our best efforts to cause Mr. Gold to be nominated and elected as Chairman of our board of directors and Mr. Kreitzer to be nominated and elected as a member of our board of directors.

Each of the employment agreements with Messrs. Gold, Griffin, Kreitzer and McDevitt has a term of one year and provides for automatic one-year extensions thereafter, unless either party provides at least six months’ notice of non-renewal.

The employment agreements provide for:

•	initial annual base salaries, subject to annual increases based on increases in the consumer price index and further increases in the discretion of our board of directors or the compensation committee of our board of directors,

•	eligibility for annual cash performance bonuses, based on the satisfaction of performance goals established by our board of directors or the compensation committee of our board of directors,

•	participation in other incentive, savings and retirement plans applicable generally to our senior executives,

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executives,

•	payment of the premiums for a long-term disability insurance policy which will provide benefits equal to at least 60% of an executive’s annual base salary,

•	payment of the premiums for a $1 million term life insurance policy, and

•	monthly payments of $750 ($1,000 in the case of Mr. Gold and $375 in the case of Mr. Kreitzer) for an automobile allowance.

Each executive, other than Messrs. Kreitzer and Lubushkin, has a minimum annual cash bonus equal to 50% of base salary. Mr. Gold’s annual cash bonus may be up to 200% of his base salary. Messrs. Griffin and McDevitt may have annual cash bonuses up to 150% of their base salary.

The employment agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	an amount, which we refer to as the severance amount, equal to the sum of the then-current annual base salary plus average bonus over the prior three years, multiplied by:

•	with respect to Messrs. Gold, Griffin and Kreitzer, three, or

•	with respect to Mr. McDevitt, one,

50% of which amount shall be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable, and the remaining 50% of which amount will be paid in a lump sum on March 1 of the year following the calendar year when the termination occurs,

•	an amount equal to the premiums for long-term disability insurance and life insurance for 12 months, which shall be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable,

•	health benefits for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer,

•	up to $15,000 worth of outplacement services at our expense, and

•	100% of the unvested stock options held by the executive will become fully exercisable and 100% of the unvested restricted stock held by such executive will become fully vested.

Under the employment agreements, we agree to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the gross-up payment.

Each employment agreement provides that, if the executive’s employment is terminated by us without cause or by the executive for good reason within one year after a “change in control” (as defined in the applicable employment agreement), then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason. However, the severance amount shall be paid in a lump sum.

Each employment agreement also provides that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each executive or, in the event of the executive’s death, his beneficiaries, will receive:

•	an amount equal to the then-current annual base salary,

•	health benefits for the executive and/or his eligible family members for 12 months following the executive’s termination of employment, and

•	in the event the executive’s employment is terminated as a result of his disability, we will pay, in a single lump sum payment, an amount equal to 12 months of premiums on the long-term disability and life insurance policies described above.

The employment agreements also contain standard confidentiality provisions, which apply indefinitely, and non-solicitation provisions, which apply during the term of the employment agreements and for any period thereafter during which the executive is receiving payments from us.

Severance Plan.  In August 2010, the compensation committee of our board of directors adopted a severance plan setting forth the terms of severance benefits for certain employees of the company, including Mr. Lubushkin. Our remaining executive officers are not participants in the severance plan, as their severance benefits are provided under their respective employment agreements.

Pursuant to the severance plan, an eligible employee who is terminated other than for “cause,” regardless of the timing of such termination, or resigns with “good reason” within 12 months following a “change in control” (as such terms are defined in the severance plan), will receive cash severance benefits and the immediate vesting of certain equity awards, in amounts based on the employee’s position at the company, the number of years he or she has worked at the company and other designated circumstances, up to stated maximums. Mr. Lubushkin (and any other employee holding the title of Vice President or above), will be entitled to the following severance payments and benefits under the severance plan in the event of a termination other than for cause prior to a change in control or more than 12 months following a change in control, subject to his execution and non-revocation of a general release of claims:

•	an amount equal to his weekly base salary for a number of weeks (the “severance period”) equal to the sum of (1) 26 weeks plus (2) two weeks for each year of service, up to a maximum of 52 weeks, which amount shall be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable, and

•	such number of his outstanding unvested stock awards will become fully vested and/or exercisable as is equal to (1) the number that would have vested during the severance period had he continued to remain employed by us during such period, plus (2) if the vesting of a stock award occurs on an annual basis (as opposed to a monthly basis), (x) the number of stock awards that would have vested on the first annual vesting date after the end of the severance period multiplied by (y) the number of days between the last annual vesting date before the end of the severance period and the scheduled end of the severance period, divided by (y) 365.

Mr. Lubushkin (and any other employee holding the title of Vice President or above), will be entitled to the following severance payments and benefits under the severance plan in the event of a termination other than for cause or a resignation for good reason within 12 months following a change in control, subject to his execution and non-revocation of a general release of claims:

•	an amount equal to his weekly base salary for a number of weeks equal to the sum of (1) 52 weeks plus (2) four weeks for each year of service, up to a maximum of 104 weeks, which amount shall be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable, and

•	100% of the unvested stock options held by him will become fully exercisable and 100% of the unvested restricted stock held by him will become fully vested.

2004 Incentive Award Plan

We have adopted the amendment and restatement of the 2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P., which became effective on May 27, 2009. Our 2004 Incentive Award Plan provides for the grant to employees and consultants of our company and our operating partnership (and their respective subsidiaries) and directors of our company of stock options, restricted stock, LTIP units, dividend equivalents, stock appreciation rights, restricted stock units and other incentive awards. Only employees of our company and its qualifying subsidiaries are eligible to receive incentive stock options under our 2004 Incentive Award Plan. We have reserved a total of 5,340,000 shares of our common stock for issuance pursuant to the 2004 Incentive Award Plan, subject to certain adjustments as set forth in the plan. As of December 31, 2010, 2,190,041 shares of restricted stock and 640,150 LTIP units had been granted and 2,509,809 shares remained available for future grants under the 2004 Incentive Award Plan.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information about outstanding equity awards for each of our named executive officers as of December 31, 2010.

	Stock Awards
	Number of Shares of	Market Value of Shares
	Stock or Units That	of Stock or Units That
Name	Have Not Vested(1)	Have Not Vested(2)

Alan D. Gold	355,944	$6,638,356
R. Kent Griffin, Jr.	212,388	3,961,036
Gary A. Kreitzer	20,220	377,103
Matthew G. McDevitt	166,562	3,106,381
Greg N. Lubushkin	46,810	873,007

(1)	The equity awards granted vest over four to five years, and vest in one year with respect to the grant of shares of restricted stock to Mr. Kreitzer.

(2)	Market value has been calculated as the closing market price of our common stock at December 31, 2010 of $18.65, multiplied by the outstanding unvested restricted stock or LTIP unit awards for each named executive officer.

Stock Vested

The table below provides information about restricted stock and LTIP unit vesting for each of our named executive officers during the fiscal year ended December 31, 2010, except that it does not include restricted stock and LTIP units that vested on January 1, 2010 and instead includes restricted stock and LTIP units that vested on January 1, 2011. Restricted stock and LTIP units that vested on January 1, 2010 are reported in our 2010 proxy statement.

	Stock and Unit Awards
	Number of Shares or
	Units Acquired on	Value Realized on
Name	Vesting(1)	Vesting(2)

Alan D. Gold	112,128	$2,091,187
R. Kent Griffin, Jr.	72,693	1,355,724
Gary A. Kreitzer	16,253	303,118
Matthew G. McDevitt	60,102	1,120,902
Greg N. Lubushkin	13,925	259,701

(1)	This column represents the aggregate of equity grants from January 31, 2007 through December 31, 2010 to the named executive officers that vested on January 1, 2011. Restricted stock and LTIP units that vested on January 1, 2010 are reported in our 2010 proxy statement.

(2)	This column represents the value as calculated by multiplying the closing market price of our common stock at December 31, 2010 of $18.65 by the number of shares that vested.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that each of our named executive officers would be entitled to receive under his existing employment agreement with the company upon termination of such executive’s employment in certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2010, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company. In the event of a termination by the company for cause or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of the amounts reflected in the table. Mr. Lubushkin does not have an employment agreement with us; the termination provisions for Mr. Lubushkin in certain circumstances are governed by the severance plan adopted by the compensation committee of our board of directors in August 2010.

				Termination
		Termination		w/o Cause or
		w/o Cause or		for Good
		for Good		Reason (in
		Reason (apart		connection
		from Change-		with Change-
Name	Benefit	in-Control)(1)		in-Control)(1)	Death	Disability(2)

Alan D. Gold	Severance Payment	$5,222,500		$5,222,500	$685,000	$685,000
	Accelerated Equity Award	6,638,356		6,638,356	—	—
	Vesting(3)
	Medical Benefits(4)	25,383		25,383	16,922	16,922
	Long-Term Disability Benefits(5)	20,526		20,526	—	20,526
	Life Insurance Benefits(5)	968		968	—	968
	Outplacement Services	15,000		15,000	—	—
	Excise Tax Gross-up(6)	—		2,847,983	—	—

Total Value:		$11,922,733		$14,770,716	$701,922	$723,416

R. Kent Griffin, Jr.	Severance Payment	$2,930,870		$2,930,870	$438,000	$438,000
	Accelerated Equity Award	3,961,036		3,961,036	—	—
	Vesting(3)
	Medical Benefits(4)	24,980		24,980	16,653	16,653
	Long-Term Disability Benefits(5)	8,385		8,385	—	8,385
	Life Insurance Benefits(5)	722		722	—	722
	Outplacement Services	15,000		15,000	—	—
	Excise Tax Gross-up(6)	—		1,521,477	—	—

Total Value:		$6,940,993		$8,462,470	$454,653	$463,760

Gary A. Kreitzer	Severance Payment	$300,000		$300,000	$100,000	$100,000
	Accelerated Equity Award	377,103		377,103	—	—
	Vesting(3)
	Medical Benefits(4)	15,408		15,408	10,272	10,272
	Long-Term Disability Benefits(5)	475		475	—	475
	Life Insurance Benefits(5)	73		73	—	73
	Outplacement Services	15,000		15,000	—	—
	Excise Tax Gross-up(6)	—		—	—	—

Total Value:		$708,059		$708,059	$110,272	$110,820

Matthew G. McDevitt	Severance Payment	$790,600		$790,600	$390,000	$390,000
	Accelerated Equity Award	3,106,381		3,106,381	—	—
	Vesting(3)
	Medical Benefits(4)	23,834		23,834	15,889	15,889
	Long-Term Disability Benefits(5)	6,634		6,634	—	6,634
	Life Insurance Benefits(5)	2,583		2,583	—	2,583
	Outplacement Services	15,000		15,000	—	—
	Excise Tax Gross-up(6)	—		—	—	—

Total Value:		$3,945,032		$3,945,032	$405,889	$415,106

Greg N. Lubushkin(7)	Severance Payment	$175,721	(8)	$351,442	$—	$—
	Accelerated Equity Award	430,032		873,007	—	—
	Vesting(3)
	Medical Benefits	—		—	—	—
	Long-Term Disability Benefits	—		—	—	—
	Life Insurance Benefits	—		—	—	—
	Outplacement Services	—		—	—	—
	Excise Tax Gross-up	—		—	—	—

Total Value:		$605,753		$1,224,449	$—	$—

(1)	In the event the executive’s employment is terminated without cause or for good reason, other than within one year after a change in control, 50% of the severance payment will be paid in a lump sum within ten days of the date that the executive’s general release of claims becomes non-revocable and the remaining 50% will be paid in a lump sum on March 1 of the year following the calendar year during which the termination occurs. If the executive’s employment is terminated without cause or for good reason within one year after a change in control, the severance payment is paid in a single lump sum. The severance payment is an amount equal to the sum of the then-current annual base salary plus average bonus over the prior three years (or such lesser number of years as the executive has been employed by us), multiplied by (a) with respect to Messrs. Gold, Kreitzer and Griffin, three, or (b) with respect to Mr. McDevitt, one. The calculations in the table are based on the annual base salary on December 31, 2010 and an averaging of the bonuses paid in 2009, 2010 and 2011.

(2)	This column assumes permanent disability (as defined in the existing employment agreements) for each executive at December 31, 2010.

(3)	For purposes of this calculation, each executive’s total unvested equity awards, including restricted stock and LTIP units, on December 31, 2010 are multiplied by the closing market price of our common stock at December 31, 2010 of $18.65. For Mr. Lubushkin, only a portion of his total unvested equity awards become fully vested and/or exercisable upon a termination other than for cause prior to a change in control or more than 12 months following a change in control, in accordance with the terms of the severance plan as described above under “— Severance Arrangements.”

(4)	If the executive’s employment is terminated without cause or for good reason, this figure represents the amount needed to pay for health benefits for the executive and his eligible family members for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination. If the executive’s employment is terminated by reason of the executive’s death or disability, this figure represents the amount needed to pay for health benefits for the executive and his eligible family members for 12 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination.

(5)	Represents the amount needed to pay, in a single lump sum, for premiums for long-term disability and life insurance for 12 months at the levels in effect for each executive officer as of December 31, 2010.

(6)	Under the employment agreement of each executive, we agree to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount and we will not be required to make the gross-up payment.

(7)	Mr. Lubushkin does not have an employment agreement with us; the termination provisions for Mr. Lubushkin in certain circumstances are governed by the severance plan adopted by the compensation committee of our board of directors in August 2010, described above under “— Severance Arrangements.”

(8)	Mr. Lubushkin is not entitled to severance benefits under the severance plan in the event of his resignation for good reason prior to the occurrence of a change in control or more than 12 months following the occurrence of a change in control.

Equity Compensation Plan Information

The following table sets forth certain equity compensation plan information for BioMed as of December 31, 2010.

Number of
Securities Remaining
	Number of		Available for
	Securities to		Future Issuance
	Be Issued		under Equity
	upon Exercise	Weighted-Average	Compensation Plans
	of Outstanding	Exercise Price of	(excluding securities
	Options, Warrants	Outstanding Options,	reflected in
Plan Category	and Rights	Warrants and Rights	column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	—	2,509,809
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	2,509,809

Audit Committee Report

The audit committee of the board of directors of BioMed Realty Trust, Inc., a Maryland corporation, oversees BioMed’s financial accounting and reporting processes and the audits of the financial statements of BioMed. All committee members satisfy the definition of independent director set forth in the listing standards of the New York Stock Exchange. The board of directors adopted a written charter for the audit committee, a copy of which is available on BioMed’s website at www.biomedrealty.com.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

BioMed’s independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of its audited financial statements with generally accepted accounting principles. KPMG LLP met with the committee and expressed its judgment as to the quality, not just the acceptability, of BioMed’s accounting principles and discussed with the committee other matters as required under generally accepted auditing standards, including those matters required under Statement on Auditing Standards No. 61 (Communication with Audit Committees) or the Codification of Statements on Auditing Standards, AU Section 380. In addition, KPMG LLP discussed the auditors’ independence from BioMed and from BioMed’s management and delivered to the audit committee the written disclosures and the letter satisfying the applicable requirements of the Public Company Accounting Oversight Board regarding the auditors’ communications with the audit committee concerning independence.

The committee discussed with BioMed’s independent registered public accounting firm the overall scope and plan of its audit. The committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of internal controls and the overall quality of financial reporting.

In reliance on the reviews and discussions referred to above, the committee has recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the

Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the audit committee.

M. Faye Wilson, Chair
Barbara R. Cambon
Richard I. Gilchrist

Date of report: February 7, 2011

RELATED PARTY TRANSACTIONS

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our audit committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the audit committee has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) requiring disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission, or any successor provision, as then in effect, except that the $120,000 threshold stated therein shall be deemed to be $60,000.

Formation Transactions and Contribution of Properties

BioMed Realty Trust, Inc. was formed as a Maryland corporation on April 30, 2004. We also formed our operating partnership, BioMed Realty, L.P., as a Maryland limited partnership on April 30, 2004. In connection with our initial public offering in August 2004, we acquired interests in six properties through our operating partnership that were previously owned by limited partnerships and a limited liability company in which Messrs. Gold, Kreitzer and McDevitt, entities affiliated with them, and private investors and tenants who are not affiliated with them owned interests.

Contribution Agreements

We received the interests in the properties contributed by our executive officers and their affiliates under contribution agreements with the individuals or entities that held those interests. Under the contribution agreements we agreed that if our operating partnership directly or indirectly sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in the properties contributed by our executive officers and their affiliates before the tenth anniversary of the completion of our initial public offering, then our operating partnership will indemnify each contributor for all direct and indirect adverse tax consequences. The calculation of damages will not be based on the time value of money or the time remaining within the indemnification period. These tax indemnities do not apply to the disposition of a restricted property under certain circumstances.

We have also agreed for a period of ten years following the date of our initial public offering to use reasonable best efforts consistent with our fiduciary duties to maintain at least $8.0 million of debt, some of which must be property specific, to enable the contributors of these properties to guarantee such debt in order to defer any taxable gain they may incur if our operating partnership repays existing debt.

Redemption or Exchange of the Limited Partnership Units in our Operating Partnership

As of October 1, 2005, limited partners of our operating partnership, including Messrs. Gold and Kreitzer, have the right to require our operating partnership to redeem all or a part of their units for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock in exchange for such units, subject to certain ownership limits set forth in our charter. As of March 10, 2011, the limited partners of our operating partnership held units exchangeable for an aggregate of 2,593,538 shares of our common stock, assuming the exchange of units into shares of our common stock on a one-for-one basis.

Other Benefits to Related Parties

Messrs. Gold and Kreitzer have agreed to indemnify the lenders of the debt on the contribution properties for certain losses incurred by the lender as a result of breaches by the borrowers of the loan documents. In connection with our initial public offering, we agreed to indemnify Messrs. Gold and Kreitzer against any payments they may be required to make under such indemnification agreements. However, our indemnification obligation will not be effective with respect to losses relating to a breach of the environmental representations and warranties made to our operating partnership by Messrs. Gold and Kreitzer in their respective contribution agreements. For losses relating to such breaches, Messrs. Gold and Kreitzer have agreed to indemnify our operating partnership.

We have entered into a registration rights agreement with the limited partners in our operating partnership to provide registration rights to holders of common stock to be issued upon redemption of their units. Pursuant to the registration rights agreement, in the fourth quarter of 2005, we filed and caused to become effective a registration statement on Form S-3 for the registration of the common stock to be issued upon redemption of the units, which expired in the fourth quarter of 2008. Prior to that registration statement’s expiration, we filed and caused to become effective a new registration statement on Form S-3 for the registration of the common stock to be issued upon redemption of the units.

GENERAL

Independent Registered Public Accounting Firm

Audit and Non-Audit Fees.  The aggregate fees billed to us by KPMG LLP, our independent registered public accounting firm, for the indicated services for the years ended December 31, 2010 and 2009 were as follows:

	2010	2009

Audit Fees(1)	$1,256,000	$1,001,500
Audit Related Fees(2)	68,000	68,000
Tax Fees(3)	—	—
All Other Fees	—	—

Total	$1,324,000	$1,069,500

(1)	Audit Fees consist of fees for professional services performed by KPMG LLP for the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, services in connection with securities offerings and the filing of our and our operating partnership’s registration statements on Form S-3, Form S-4 and Form 10, and services that are normally provided in connection with statutory and regulatory filings or engagements. Audit Fees also include fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.

(2)	Audit related fees consist of fees for professional services performed by KPMG LLP for the audit of joint venture financial statements.

(3)	KPMG LLP did not provide any professional services related to tax compliance, tax advice and tax planning for the years ended December 31, 2010 and 2009. Certain other tax fees not included in the table were paid to Ernst & Young LLP, who is not our independent registered public accounting firm.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our audit committee has established a policy that requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee or a designated audit committee member. These services may include audit services, audit-related services, tax services and other services. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the audit committee or a designated audit committee member. Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of such forms received by us and the written representations of the reporting persons, we believe that no reporting persons known to us were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during 2010.

Stockholder Proposals

Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2012 must be received by us no later than December 15, 2011, in order to be included in our proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements established by the Securities and Exchange Commission for such proposals and the requirements contained in our bylaws in order to be included in the proxy statement. A stockholder who wishes to make a nomination or proposal at the 2012 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must, in accordance with our current bylaws, notify us between November 15, 2011 and December 15, 2011. If the stockholder fails to give timely notice as required by our bylaws, the nominee or proposal will be excluded from consideration at the meeting. In addition, our bylaws include other requirements for nomination of candidates for director and proposals of other business with which a stockholder must comply to make a nomination or business proposal.

Annual Report

We sent a Notice of Internet Availability and provided access to our annual report over the Internet to stockholders of record on or about April 13, 2011. The annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

If any person who was a beneficial owner of our common stock on the record date for the annual meeting of stockholders desires additional information, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of BioMed at such date. Requests should be directed to BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary.

Stockholders Sharing the Same Address

The rules promulgated by the Securities and Exchange Commission permit companies, brokers, banks or other intermediaries to deliver a single copy of a proxy statement, annual report and Notice of Internet Availability to households at which two or more stockholders reside. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding will receive only one copy of our proxy statement, annual report and Notice of Internet Availability. If you would like to opt out of this practice for future mailings and receive separate proxy statements, annual reports and Notices of Internet Availability for each stockholder sharing the same address, please contact your broker, bank or other intermediary. You may also obtain a separate proxy statement, annual report or Notice of Internet Availability without charge by sending a written request to BioMed Realty Trust, Inc., 17190 Bernardo Center Drive, San Diego, California 92128, Attention: Secretary, or by telephone at (858) 485-9840. We will promptly send additional copies of the proxy statement, annual report or Notice of Internet Availability upon receipt of such request. Stockholders sharing an address that are receiving multiple copies of the proxy statement, annual report or Notice of Internet Availability can request delivery of a single copy of the proxy statement, annual report or Notice of Internet Availability by contacting their broker, bank or other intermediary or sending a written request to BioMed Realty Trust, Inc. at the address above.

Other Matters

Our board of directors does not know of any matter to be presented at the annual meeting which is not listed on the notice of annual meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in their discretion.

BENEFICIAL STOCKHOLDERS ARE URGED TO AUTHORIZE A PROXY BY INTERNET OR
TELEPHONE AS SOON AS POSSIBLE. ALL STOCKHOLDERS WHO RECEIVED PROXY
MATERIALS BY MAIL ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED
PROXY CARD IN THE ACCOMPANYING ENVELOPE.

By Order of the Board of Directors

Jonathan P. Klassen
Secretary

Dated: April 13, 2011

BIOMED REALTY TRUST, INC.

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▼ FOLD AND DETACH HERE ▼

PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. IF YOUR ADDRESS IS INCORRECTLY SHOWN, PLEASE PRINT CHANGES.	Please mark your votes as indicated in this example	☒
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “3 YEARS” FOR PROPOSAL 4 AS DESCRIBED IN THE PROXY STATEMENT.

		FOR each	WITHHOLD	FOR all
		of the	AUTHORITY	nominees
		nominees	for all	except the
		for director	nominees	following*

1.	ELECTION OF DIRECTORS UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFY.	☐	☐	☐

:
Nominees:

01 Alan D. Gold	05 Gary A. Kreitzer
02 Barbara R. Cambon	06 Theodore D. Roth
03 Edward A. Dennis, Ph.D.	07 M. Faye Wilson
04 Richard I. Gilchrist

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.	☐	☐	☐

3.	TO APPROVE A NONBINDING ADVISORY RESOLUTION ON THE COMPANY’S EXECUTIVE COMPENSATION.	☐	☐	☐

Management recommends a vote for 3 YEARS with regard to Proposal 4.
	1 YEAR	2 YEARS	3 YEARS	ABSTAIN

4.	TO RECOMMEND, BY NONBINDING ADVISORY VOTE, THE FREQUENCY OF STOCKHOLDER NONBINDING ADVISORY VOTES RELATING TO THE COMPANY’S EXECUTIVE COMPENSATION. ☐	☐	☐	☐

5.	TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE DISCRETION OF THE PROXY HOLDERS.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

All other proxies heretofore given by the undersigned to vote shares of stock of the Company, which the undersigned would be entitled to vote if personally present at the annual meeting or any adjournment or postponement thereof, are hereby expressly revoked.

CHECK HERE ONLY IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON	☐

PLEASE DATE THIS PROXY AND SIGN IT EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

You can now access your BioMed Realty Trust, Inc. account online.
Access your BioMed Realty Trust, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for BioMed Realty Trust, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information	•	Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders. The Company’s proxy statement and the annual report are available electronically at: www.biomedrealty.com/10ar
▼ FOLD AND DETACH HERE ▼
BIOMED REALTY TRUST, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2011
     The undersigned stockholder of BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), hereby appoints Alan D. Gold and Gary A. Kreitzer, and each of them, as proxies for the undersigned with full power of substitution, to attend the annual meeting of the Company’s stockholders to be held on May 25, 2011 at 7:30 a.m., local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the annual meeting with all powers possessed by the undersigned if personally present at the annual meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “3 YEARS” FOR PROPOSAL 4, EACH AS DESCRIBED IN THE PROXY STATEMENT, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
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